Exhibit 10.1

EXECUTION VERSION

PNC BANK, NATIONAL ASSOCIATION

AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of

December 19, 2017,

among

BENTLEY SYSTEMS, INCORPORATED,

The LENDERS Party Hereto

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

PNC CAPITAL MARKETS LLC,
CITIZENS BANK, N.A., and
WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO CAPITAL FINANCE, LLC and
CITIZENS BANK, N.A.
as Syndication Agents

BANK OF AMERICA, N.A. and
TD BANK, N.A.,
as Documentation Agents

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SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.06	—	Source Code Licenses
Schedule 3.12	—	Permitted Holders
Schedule 3.12A	—	Subsidiaries and Joint Ventures
Schedule 3.13	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Borrowing Request (Revolving Loans)
Exhibit B-2	—	Form of Borrowing Request (Swingline Loans)
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Form of Perfection Certificate
Exhibit G-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-3	—	Form of Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-4	—	Form of Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-1	—	Form of Dollar Swingline Note
Exhibit H-2	—	Form of Optional Currency Swingline Note

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This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of December 19, 2017, among BENTLEY SYSTEMS, INCORPORATED, the LENDERS party hereto and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS:

A.  The Borrower (as defined below), the lenders party thereto (including the Departing Lenders, as defined below) and PNC Bank, National Association, as Administrative Agent, are currently party to a certain Credit Agreement dated as of February 2, 2012 (as heretofore amended, modified or otherwise supplemented, the “Existing Credit Agreement”).

B.   The Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety, (ii) re-evidence the Obligations under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans to or for the benefit of the Borrower and issue letters of credit for the account of the Borrower.

C.   The parties hereto intend that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower outstanding thereunder, which shall be payable in accordance with the terms hereof.

D.  The Borrower confirms that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein), and that, from and after the Restatement Effective Date (as defined herein), all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lender” has the meaning set forth in Section 2.22(a).

“Adjusted Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person that is not a consolidated Subsidiary, except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon the Borrower or such Subsidiary or any Law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning set forth in Section 2.22(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.09, the term “Affiliate” also means any Person that is a director or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 5% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Lenders.

“Alternate Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Prime Rate in effect on such day, (b) the Overnight Bank Funding Rate in effect on such day plus ½ of 1% and (c) the Daily LIBOR Rate in effect on such day plus one hundred basis points (1.00%).  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Overnight Bank Funding Rate or the Daily LIBOR Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as the case may be, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Overnight Bank Funding Rate or the Daily LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Overnight Bank Funding Rate or the Daily LIBOR Rate, respectively.  Notwithstanding the foregoing, if the Alternate Base Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery (including the FCPA), and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws (including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered or enforced by the United States Treasury Department’s Office of Foreign Asset Control, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant applicable sanctions authority), all as amended, renewed, extended, supplemented or replaced from time to time.

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that if any Defaulting Lender exists at such time, the Applicable Percentages shall be calculated disregarding such Defaulting Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Net Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the day on which the consolidated financial statements for the fiscal year ending December 31, 2017 are due to be delivered to the Administrative Agent pursuant to Section 5.01(a), the Applicable Rate shall, subject to the last sentence of this definition, be in Category 2:

Category:	Net Leverage Ratio:	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
Category 1	x < 1.00	0.00%	1.000%	0.150%
Category 2	1.00 ≤ x < 1.50	0.250%	1.250%	0.175%
Category 3	1.50 ≤ x < 2.00	0. 500%	1.500%	0.200%
Category 4	2.00 ≤ x < 2.50	0.750%	1.750%	0.225%
Category 5	2.50 ≤ x < 3.00	1.000%	2.000%	0.250%
Category 6	x ≥ 3.00	1.250%	2.250%	0.300%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Net Leverage Ratio shall be effective on the day on which the consolidated financial statements indicating such change are due to be delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), as the case may be.  Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Category 6 (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means PNC Capital Markets LLC, Wells Fargo Capital Finance, LLC and Citizens Bank, N.A., in their capacity as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Guarantee” means a guarantee issued or to be issued by a bank or other financial institution at the request of, and to guarantee or otherwise provide credit support for the obligations of, a Foreign Subsidiary.

“Bank Guarantee Facility” means a facility entered into by a bank or other financial institution for the issuance of one or more Bank Guarantees.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Option” means the option of the Borrower to have Revolving Loans bear interest at the Alternate Base Rate pursuant to the provisions hereof.

“Bentley Brothers” means Keith A. Bentley, Raymond B. Bentley, Gregory S. Bentley, Barry J. Bentley and Richard P. Bentley.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Bentley Systems, Incorporated, a Delaware corporation.

“Borrower Calculated Dollar Equivalent” means, with respect to any amount of any currency, the equivalent amount of such currency expressed in Dollars as reasonably determined by the Borrower based on the market rates then prevailing.

“Borrower Parent Company” means any Person of which the Borrower is a direct or indirect wholly owned Subsidiary.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Date” means, with respect to any Eurocurrency Loan, the date for the making thereof or the renewal thereof, which shall be a Business Day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, in the form of Exhibit B-1 or B-2, as applicable, or any other form approved by the Administrative Agent.

“Borrowing Tranche” means specified Borrowings outstanding as follows:  (a) any Loans (other than Swingline Loans) to which a LIBO Rate Option applies which become subject to the same Interest Rate Option under the same Borrowing Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, (b) all Loans (other than Swingline Loans) to which a Base Rate Option applies shall constitute one Borrowing Tranche, (c) all Swingline Loans in an Optional Currency under the same Borrowing Request by the Borrower and which have the same Interest Period and which are denominated in the same Optional Currency shall constitute one Borrowing Tranche; and (d) all Swingline Loans in Dollars shall be one Borrowing Tranche.

“Business Day” means any day that is not a Saturday, Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBO Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Management Agreements” has the meaning assigned thereto in Section 2.04(h).

“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means (a) prior to an IPO, the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in the Borrower representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) after an IPO, (i) the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in the Borrower representing at least 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, unless the Permitted Holders collectively own, beneficially and of record, Equity Interests in the Borrower representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower than such Person or group; (c) individuals who were (i) directors of the Borrower on the date hereof (or on the date of an IPO were directors of any Borrower Parent Company), (ii) nominated by the board of directors of the Borrower (or, in the case of any Borrower Parent Company, nominated after the date of an IPO by the board of directors of such Borrower Parent Company) or (iii) appointed by directors who were directors of the Borrower on the date hereof (or, in the case of any Borrower Parent Company, were directors of such Borrower Parent Company on the date of an IPO) or were nominated as provided in clause (ii) above, ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower (or such Borrower Parent Company); (d) the acquisition of direct or indirect Control of the Borrower by any Person or group (within the foregoing meaning) other than the Permitted Holders; or (e) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower (or any Borrower Parent Company) under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Borrower or any Subsidiary, in each case that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness, or any trustee or agent on its or their behalf, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.  For purposes of clause (b) above, any Equity Interests in the Borrower owned beneficially (but not of record) by any Permitted Holder as a result of such Permitted Holder owning, beneficially and of record, Equity Interests in any Borrower Parent Company shall be deemed to be owned of record by such Permitted Holder.

“Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIP Regulations” has the meaning specified in the last paragraph of Article VIII.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans,

and (b) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Original Closing Date, among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)        the Administrative Agent shall have received from the Borrower and each Domestic Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person on the Original Closing Date or (ii) in the case of any Person that became a Domestic Subsidiary after the Original Closing Date or becomes a Domestic Subsidiary after the Restatement Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in Sections 4.01(b) and 4.01(k) with respect to such Domestic Subsidiary;

(b)        all Equity Interests in any Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Administrative Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary (including any CFC)), and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)        (i) all Indebtedness of the Borrower and each Subsidiary and (ii) all Indebtedness of any other Person in a principal amount of $500,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)        all documents and instruments, including Uniform Commercial Code financing statements, required by applicable Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)        [Intentionally Omitted];

(f)        with respect to each deposit account (other than (i) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation and similar expenses, (ii) any deposit account that is a zero-balance disbursement account, (iii) any deposit account the funds in which consist solely of (A) funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary or (B) funds representing deferred compensation for the directors and employees of the Borrower and the Subsidiaries and (iv) deposit accounts the daily balance in which does not at any time exceed $500,000 for all such accounts) and each securities account (other than any securities account the securities entitlements in which consist solely of (1) securities entitlements held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary or (2) securities entitlements representing deferred compensation for the directors and employees of the Borrower and the Subsidiaries) maintained by any Loan Party with any depositary bank or securities intermediary, the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement;

(g)        each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require (a) the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties (including Equity Interests in any Foreign Subsidiary), or the provision of Guarantees by any Subsidiary, if, and for so long as, the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (b) the granting of any mortgage or deed of trust on any parcel of real property (as opposed to personal property).  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Restatement Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means, as to any Lender, its Revolving Commitment and, in the case of PNC, its Swingline Loan Commitment, and “Commitments” shall mean the aggregate of the Revolving Commitments and Swingline Loan Commitment of all of the Lenders.

“Common Stock Purchase Agreement” means that certain stock purchase agreement, dated as of September 23, 2016, by and among the Borrower, Siemens AG and certain stockholders of the Borrower.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Computation Date” has the meaning specified in Section 2.23(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (excluding capitalized loan origination costs and fees incurred on or prior to the Restatement Effective Date in connection with the Transactions) and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.  For purposes of calculating Consolidated Cash Interest Expense for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Adjusted Consolidated Net Income, the sum of (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations), (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation for such period and amortization of goodwill, intangible assets and capitalized assets for such period, (iv) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements and Equity Interests accounted for under the “liability” method, (v) any other noncash charges for such period, including noncash compensation expense (including any “mark-to-market” increases in GAAP compensation expense for such period with respect to any previous grant of an award or employee deferral under the Non-Qualified Deferred Compensation Plan) and any noncash charges that result from the impairment, write-down or write-off of intangible assets, but excluding any additions to bad debt reserves or bad debt expense, any noncash charges that result from the write-down or write-off of inventory and any noncash charges that result from the write-down or write-off of accounts receivable or that are in respect of any other item that was included in Adjusted Consolidated Net Income in a prior period, (vi) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (vii) the cumulative effect of a change in accounting principles, (viii) [intentionally omitted], (ix) any adjustments in such period that result from purchase accounting for deferred revenue, (x) accruals during such period for contingent “stay” bonuses granted in connection with Permitted Acquisitions, (xi) any legal or other transaction fees and expenses for such period relating to any Permitted Acquisition consummated during such period, (xii) any legal or other transaction fees and expenses for such period relating to the Transactions and (xiii) subject to the last sentence of this definition, any other one-time, non-recurring expenses (including severance, restructuring or other similar charges), provided that, subject to clause (2) below in this proviso, any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made (it being agreed that, except to the extent funded, directly or indirectly, by the transactions contemplated by the Common Stock Purchase Agreement, this proviso (1) shall be deemed to apply to any payment made by the Borrower in cash on account of repurchase of any shares of its capital stock pursuant to the Stock Option Plan, but only to the extent that the issuance of such capital stock (or of the options or other securities upon the exercise, conversion or exchange of which such capital stock was issued) resulted in a noncash compensation expense in any prior period and (2) shall not be deemed to apply to any Deferred Compensation Payments); minus (b) without duplication and to the extent included in determining such Adjusted Consolidated Net Income, (i) any extraordinary gains for such period, (ii) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements and Equity Interests accounted for under the “liability” method, (iii) other noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual for anticipated cash charges in any prior period, but only to the extent such accrual reduced Consolidated EBITDA for such prior period), (iv) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, and (v) the cumulative effect of a change in accounting principles; minus (c) an amount equal to the amount of any “mark-to-market” decreases in GAAP compensation expense for such period with respect to previously charged Deferred Compensation Grant Expense plus (d) without duplication, an amount equal to the amount of any cost savings on account of cost savings initiatives implemented and/or identified by the Borrower to the Administrative Agent and which the Borrower reasonably expects to be realized within eighteen (18) months after the period for which cost savings are identified (net of any amounts already realized by the Borrower and its Subsidiaries); provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business.  For purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).  Notwithstanding anything to the contrary herein, the maximum amount in any period that may be added (or added back) to Adjusted Consolidated Net Income pursuant to clause (a)(xiii) and clause (d) of this definition shall not exceed, in the aggregate, fifteen percent (15%) of Consolidated EBITDA for such period, calculated prior to giving effect to such adjustments.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  For the avoidance of doubt, “Control” does not exist solely because of the right to designate a minority of the board of directors (or equivalent body) of such Person or to approve or disapprove significant transactions.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Cost Sharing Agreement” means the Agreement for Sharing Research and Development Costs effective as of January 1, 2010, by and between the Borrower and Bentley Software International Limited, an Irish company.

“Covered Entity” means (a) the Borrower, each of the Borrower’s Subsidiaries, all Subsidiary Loan Parties (including, in any event, all guarantors of the Secured Obligations) and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1%) (a) the Published Rate by (b) a number equal to 1.00 minus the Eurocurrency Reserve Percentage on such day. The Daily LIBOR Rate shall be adjusted as of each Business Day based on changes in the Published Rate or the Eurocurrency Reserve Percentage without notice to the Borrower, and shall be applicable from the effective date of any such change. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent and the Borrower, (d) has become the subject of a Bankruptcy Event, or (e) has become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action.

“Deferred Compensation Grant Expense” means any noncash compensation expense or charge resulting from a grant of an award to an employee of the Borrower or a Subsidiary under the Non-Qualified Deferred Compensation Plan, or from the election by an employee of the Borrower or a Subsidiary to defer compensation under the Non-Qualified Deferred Compensation Plan, in each case other than any “mark-to-market” accruals relating to any such grant or deferral.

“Deferred Compensation Payments” means cash payments made by the Borrower or any Subsidiary under the Non-Qualified Deferred Compensation Plan to a beneficiary thereof.

“Departing Lender” means each Lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Restatement Effective Date.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)        matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)        is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)        is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the latest Revolving Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Dollar Equivalent” means, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

“Dollar Swingline Loans” has the meaning specified in Section 2.04(a).

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the Laws of the United States of America, any State thereof or the District of Columbia, provided that such Subsidiary is not a CFC.

“Domestic Unrestricted Cash” means, at any time, an amount equal to the Borrower Calculated Dollar Equivalent amount of all Unrestricted Cash of the Borrower and its Subsidiaries at such time determined on a consolidated basis, but excluding Foreign Unrestricted Cash.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Engagement Letter” means the Engagement Letter dated December 13, 2017, among the Borrower, PNC Capital Markets LLC and the Administrative Agent (including the Summary of Terms and Conditions attached thereto).

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other Laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” means, at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”): (a) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (b) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to the Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

“Equivalent Currency” has the meaning assigned to such term in the definition of Equivalent Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” refers to the lawful currency of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the LIBO Rate (including any Dollar Swingline Loan bearing interest at a LIBOR based rate or any Optional Currency Swingline Loan).

“Eurocurrency Reserve Percentage” means, as of any day, the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).  The Eurocurrency Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Hedge Liabilities” means, with respect to each Loan Party, each of its Secured Hedge Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Secured Hedge Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Secured Hedge Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Secured Hedge Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Secured Hedge Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Secured Hedge Obligation shall constitute an Excluded Hedge Liability for purposes of the guarantee but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Secured Hedge Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Secured Hedge Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Secured Hedge Obligations constitute Excluded Hedge Liabilities.

“Excluded Holders” means (a) Gregory S. Bentley, Keith A. Bentley, Barry J. Bentley, Raymond B. Bentley and Richard P. Bentley, and any trusts for the benefit of their family members; (b) the Borrower’s current employees and directors and any trusts for the benefit of their family members; and (c) the Bentley Profit Sharing/401(k) Plan.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Bonus Plan” means the Borrower’s incentive compensation plan pursuant to which up to 20% of the Borrower’s pre-tax operating cash earnings for any fiscal quarter (calculated prior to giving effect to any payments for such fiscal quarter under such plan and otherwise on the basis of internal management reporting consistent with past practices, with such modifications thereto as shall be approved by the board of directors of the Borrower as necessary, in the reasonable judgment thereof, to maintain comparable financial performance metrics) are allocated to certain executives and other employees of the Borrower, including the Bentley Brothers.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Credit Agreement” has the meaning set forth in the Recitals.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrower or any Subsidiary that (a) is listed on Schedule 1.01 and (b) is outstanding on the Restatement Effective Date; provided that the amount of any such letter of credit does not, as of the Restatement Effective Date, exceed the amount thereof set forth on Schedule 1.01.

“Family Member” means, with respect to any individual, any other individual having a relationship with such individual by blood (to the second degree of consanguinity), marriage or adoption.

“Family Trust” means, with respect to any individual, trusts or estate planning vehicles established for the benefit of such individual or his/her Family Members.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement between a foreign country and the United States entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of one percent (1%), with .005% being rounded up) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Letter” means the Fee Letter dated December 13, 2017, among the Borrower, PNC Capital Markets LLC and the Administrative Agent.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America (including each State thereof and the District of Columbia).

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.  For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia shall be treated as a “Foreign Subsidiary” for purposes hereof if such Subsidiary is a CFC.

“Foreign Unrestricted Cash” means, at any time, the Borrower Calculated Dollar Equivalent amount of all Unrestricted Cash at such time of Foreign Subsidiaries determined on a consolidated basis.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).

“Hazardous Materials”  means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“ICC” has the meaning set forth in Section 9.09.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Revolving Lenders, establishing Incremental Revolving Commitments and effecting such other amendments hereto and the other Loan Documents as are contemplated by Section 2.21.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.21, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business (including intercompany accounts payable) and (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Subsidiary, but including any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition to the extent required to be recorded as a liability on such Person’s balance sheet in accordance with GAAP), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (i) the maximum aggregate amount of all Bank Guarantees in respect of which such party is an account party or otherwise responsible to reimburse the bank or other financial institution that issued such Bank Guarantee(s) for any payments or draws under such Bank Guarantee(s), and (j) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding anything to the contrary in this definition, Indebtedness shall not include (a) liabilities or obligations of a Loan Party under a Purchase Card Facility offered by a Lender or Affiliate thereof, (b) obligations in respect of non-competes and similar agreements and (c) deferred revenue, customer pre-payments or other similar obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan (other than a Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) (i) with respect to any Swingline Loan (other than an Optional Currency Swingline Loan or a Swingline Loan that is made under a Cash Management Agreement), the last day of each March, June, September and December and the day that such Swingline Loan is required to be repaid, (ii) with respect to any Swingline Loan made under a Cash Management Agreement, the date specified in such Cash Management Agreement for the payment of interest, (iii) with respect to any Optional Currency Swingline Loan, the last day of the Interest Period applicable to such Optional Currency Swingline Loan and (iv) with respect to all Swingline Loans, the Revolving Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Notwithstanding the above, the only Interest Period available for Optional Currency Swingline Loans shall be one month.

“Interest Rate Option” means the Base Rate Option or the LIBO Rate Option.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of the transfer, minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower)

of such Equity Interests at the time of the issuance thereof.  Any basket in this Agreement under clauses (c), (o), (p) and (q) of Section 6.04 used to make an Investment by any Loan Party on or after the Restatement Effective Date in any Person that is not a Loan Party on the date such Investment is made but subsequently becomes a Loan Party in accordance with the terms of this Agreement shall be refreshed by the amount of the Investment so made on the date such Person so becomes a Loan Party. For the avoidance of doubt, for purposes of covenant compliance, the amount of an Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and, in the case of an Investment made in a currency other than Dollars, without adjustment for any changes in any applicable exchange rate. Further, in the case of any Investment in the form of loans or advances, the amount of the Investment shall be deemed reduced by any return of principal and, in the case of any Investment in the form of equity, the amount of the Investment shall be deemed reduced by the amount of any return of equity (whether in the form of dividends, share repurchases or otherwise).

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IPO” means the initial underwritten public offering of common Equity Interests in the Borrower or a Borrower Parent Company, in each case pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

“IRS” means the United States Internal Revenue Service.

“ISP98” has the meaning set forth in Section 9.09.

“Issuing Bank” means (a) PNC, (b) solely in respect of any Existing Letter of Credit, the Person that is the issuer thereof and (c) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Dollar Equivalent amount of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Secured Obligations, “Lenders” shall include any Affiliate of a Lender to which such Secured Obligation is owed.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.05(b).

“LIBO Rate” means the following:

(a)        with respect to the Revolving Loans comprising any Borrowing Tranche to which the LIBO Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period, by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Percentage.

(b)        with respect to Optional Currency Swingline Loans in Euros or British Pounds Sterling comprising any Borrowing Tranche for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which the relevant Optional Currency is offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% (with .005% being rounded up) per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which such applicable Optional Currencies are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in Euros or British Pounds Sterling for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period.

(c)        with respect to Optional Currency Swingline Loans denominated in Canadian Dollars comprising any Borrowing Tranche, the interest rate per annum (the “CDOR Rate”) as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded to the nearest 1/100th of 1% (with .005% being rounded up) per annum, at approximately 11:00 a.m. Eastern Time, two Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

(d)        The LIBO Rate for any Loans shall be based upon the LIBO Rate for the currency in which such Loans are requested.  With respect to any Loans available at a LIBO Rate, if at any time, for any reason, the source(s) for the LIBO Rate described above for the applicable currency or currencies is no longer available, then the Administrative Agent may determine a comparable replacement rate at such time (which determination shall be conclusive absent manifest error).

(e)        The Administrative Agent shall give prompt notice to the Borrower of the LIBO Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(f)        The LIBO Rate for any Revolving Loan or Dollar Swingline Loan shall be adjusted with respect to any Eurocurrency Borrowing that is outstanding on the effective date of any change in the Eurocurrency Reserve Percentage as of such effective date.

(g)        Optional Currency Swingline Loans (but not Revolving Loans) shall be subject to the reserve requirements set forth in Section 2.23(a).

(h)        Notwithstanding the foregoing, if the LIBO Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

“LIBO Rate Option” means the option of the Borrower to have Revolving Loans and Swingline Loans (including Optional Currency Swingline Loans) bear interest at the LIBO Rate pursuant to the provisions hereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation,

(b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Loan Modification Agreements, the Collateral Agreement, the other Security Documents, the Reaffirmation Agreement, the Subordination Agreement, the Supplemental IP Security Agreements, the Perfection Certificate, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.04(b) or Section 2.09(c).

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and the other Loan Documents as contemplated by Section 2.22.

“Loan Modification Offer” has the meaning set forth in Section 2.22(a).

“Loan Parties” means the Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments in such Class representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment in such Class at such time.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Adverse Effect” means an event or condition that has resulted, or could reasonably be expected to result, in a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights and remedies available to the Lenders under any Loan Document.

“Material Contract” means, with respect to any Person, any indenture, loan or credit agreement, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which it or any of its properties is bound and that (a) evidences or governs any Material Indebtedness or any Disqualified Equity Interests or (b) involves aggregate amounts payable by or to such Person or any of its Affiliates during any fiscal year of $50,000,000 or more (other than, in the case of this clause (b), (i) purchase orders entered into in the ordinary course of business and (ii) any other contract, undertaking or other agreement that by its terms may be terminated or canceled by such Person in the ordinary course of business upon less than 60 days prior notice and without penalty or premium).

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Subsidiary that are owned by the Borrower or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Foreign IP Subsidiary” means any Foreign Subsidiary that is a wholly owned Subsidiary, provided that (a) such Foreign Subsidiary shall not be liable for and shall not create, incur, assume or permit to exist any Indebtedness permitted under Section 6.01(a)(xi) and (b) no Subsidiary (other than any Subsidiary Loan Party) that owns directly or indirectly any Equity Interest in any such Foreign Subsidiary shall (i) be liable for or create, incur, assume or permit to exist any Indebtedness, (ii) create, incur, assume or permit to exist any Lien on any of its assets, other than Liens created under the Loan Documents and Permitted Encumbrances, (iii) own or acquire any assets other than Equity Interests in such Foreign Subsidiary (or any other Subsidiary that meets the requirements of this clause (b)), cash and Permitted Investments or (iv) engage in any business or activity other than the ownership of the outstanding Equity Interests in such Foreign Subsidiary (or any other Subsidiary that meets the requirements of this clause (b)) and activities incidental thereto.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, in each case of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $10,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Permitted Net Leverage Ratio” means, at any time, the maximum Net Leverage Ratio then permitted under Section 6.12.

“Minority Investment” means Investments by the Borrower and/or any Subsidiary made after the Restatement Effective Date in Equity Interests of any Person (a “JV Entity”) that is engaged in a business of the type conducted by the Borrower and its Subsidiaries on the Restatement Effective Date or any business reasonably related thereto or complementary thereto, provided that such Investment does not result in such JV Entity either becoming a Subsidiary of the Borrower or the Borrower or any Subsidiary (individually or collectively) Controlling such JV Entity.  The amount, as of any date of determination, of any Minority Investment shall be calculated in accordance with the provisions of the second sentence of the definition of the term “Investment”; provided that, if the Borrower or a Subsidiary acquires additional Equity Interests in, or all or substantially all of the assets of, a JV Entity in an acquisition permitted by Section 6.04, and as a result of such acquisition the JV Entity becomes a Subsidiary, or all or substantially all of its business and assets become owned and conducted by the Borrower or a Subsidiary, the “outstanding” Investment attributable to such JV Entity shall, notwithstanding anything to the contrary in the definition of the term “Investment”, be considered zero for purposes of Section 6.04(o).

“Month,” with respect to an Interest Period means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Leverage Ratio” means, on any date, the ratio of (a) Total Funded Indebtedness as of such date, minus an amount equal to the lesser of (i) the sum of (x) 100% of Domestic Unrestricted Cash as at such date, plus (y) 65% of the Foreign Unrestricted Cash as at such date, and (ii) $100,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualified Deferred Compensation Plan” means the Bentley Systems, Incorporated Nonqualified Deferred Compensation Plan, as amended and restated effective as of January 1, 2015, and as further amended from time to time.

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant.

“Optional Currency” means the following lawful currencies:  Euros, British Pounds Sterling and Canadian Dollars and any other currency approved by Administrative Agent, the Swingline Lender and all of the Issuing Banks pursuant to Section 2.23(e).  Subject to Section 2.23, each Optional Currency must be the lawful currency of the specified country.

“Optional Currency Swingline Loans” has the meaning assigned to such term in Section 2.04(a).

“Original Closing Date” means the “Closing Date” as defined in the Existing Credit Agreement, which date was February 2, 2012.

“Original Currency” has the meaning assigned to such term in Section 2.29(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in any Loan, this Agreement or any other Loan Document).

“Other Currency” has the meaning assigned to such term in Section 2.29(a).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero (0.00), then such rate shall be deemed to be zero (0.00).  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Overnight Rate” means for any day with respect to any Swingline Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Participating Member State” means any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any such purchase or other acquisition of any Equity Interests in any Person, upon the consummation of such purchase or other acquisition such Person and each subsidiary of such Person will be a wholly owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), (b) such purchase or other acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Borrower or any Subsidiary, (c) all transactions related thereto are consummated in accordance with applicable Law, (d) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (e) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in clauses (a), (b), (c), (d) and (f) of the definition of the term “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made), and (f) at the time of and immediately after giving effect to any such purchase or other acquisition, (i) no Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 at the end of the last fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)) calculated on both an actual and on a pro forma basis in accordance with Section 1.04(b).

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, providing for an extension of the Revolving Maturity Date applicable to the Loans and/or

Commitments of the Accepting Lenders and, in connection therewith, (a) an increase in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders, and/or (b) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Encumbrances” means:

(a)        Liens imposed by Law for Taxes that are not yet due or are being contested in compliance with Section 5.06;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c)        pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)        pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)        judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)        Liens arising from Permitted Investments described in clause (d) of the definition of Permitted Investments;

(h)        banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(i)         Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable Law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business; and

(j)         Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clauses (c)(ii) and (d)(ii) above securing obligations under letters of credit, bankers guarantees or similar instruments.

“Permitted Holder” means the Bentley Brothers, their Family Members and their Family Trusts.

“Permitted Investments” means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof, in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c)        investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)        money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)        in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Minority Investment Amount” has the meaning set forth in Section 6.04(o).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PNC” means PNC Bank, National Association.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one-month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one-month period as published in another publication determined by the Administrative Agent).

“Purchase Card Facility” means a purchase card facility providing corporate credit cards and related services to employees of one or more Loan Parties and all agreements or other arrangements in connection therewith.

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and the CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Reaffirmation Agreement” means the Reaffirmation and Amendment to Guarantee and Collateral Agreement, dated as of the Restatement Effective Date, among the Borrower, the other Loan Parties party thereto and the Administrative Agent.

“Recipient” has the meaning specified in Section 2.17(a).

“Reference Currency” has the meaning specified in the definition of “Equivalent Amount.”

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and reasonable fees and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the latest Revolving Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Interbank Market” means in relation to Euro and British Pounds Sterling, the London interbank market, and in relation to any other currencies, the applicable offshore interbank market.  Notwithstanding the foregoing, the references to the currencies listed in this definition shall only apply if such currencies are or become available as Optional Currencies in accordance with the terms hereof.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” means Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Commitments, having Revolving Exposures representing more than 50% of the Aggregate Revolving Exposure (excluding any Defaulting Lender).

“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is December 19, 2017.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Subsidiary.

“Revolving Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $500,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means December 18, 2022 (or, if such date shall not be a Business Day, the immediately preceding Business Day).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means a country or territory that is the target or subject of a sanctions program maintained under any Anti-Terrorism Law, including, without limitation, any country that is the subject of economic or financial sanctions imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law, including, without limitation, any Person listed on any sanctions-related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedge Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the IP Security Agreements, the Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03 or 5.12 to secure the Secured Obligations.

“Significant Equity Holders” means the Bentley Brothers and any other individual that, together with his or her Family Members and Family Trusts, owns 1% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower.

“Specified Default” means a Default under clause (a), (b), (d) (insofar as such clause relates to Section 6.12 or 6.13) or (e) (insofar as such clause relates to the delivery under Section 5.01(a) of an audit opinion that does not contain a “going concern” qualification) of Article VII.

“Stock Option Plan” means (a) the 2005 Stock Option Plan, as amended and restated effective March 19, 2008, and the 2015 Equity Incentive Plan, as amended, of the Borrower, in each case as such plan is in effect on the date hereof, and (b) any other stock option plan (including either of the plans referred to in clause (a) above as it may be amended or otherwise modified after the date hereof) or other employee compensation plan so long as the terms thereof requiring or permitting the Borrower to repurchase any shares of capital stock of the Borrower or make any other Restricted Payments are not, in the aggregate, materially more adverse to the interests of the Lenders than the terms of the plans referred to in clause (a) above as in effect on the date hereof.

“Subordination Agreement” means the Amended and Restated Intercompany Subordination Agreement, dated as of the Restatement Effective Date, by and among the Administrative Agent, the Borrower and the Subsidiaries of the Borrower party thereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Collateral Agreement.

“Supplemental IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“Swap” means any “swap” as defined in Section 1(a)47 of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swingline Exposure” means, at any time, the aggregate Dollar Equivalent principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means PNC, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrower in an aggregate Dollar Equivalent principal amount of up to $50,000,000.

“Swingline Loan Conversion Date” has the meaning set forth in Section 2.04(c).

“Swingline Loan Repayment Date” has the meaning set forth in Section 2.04(b).

“Swingline Notes” has the meaning assigned thereto in Section 2.04(b).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology License Agreement” means the Technology License Agreement dated as of December 30, 2009, among the Borrower and Bentley Software International Limited, an Irish company.

“Total Funded Indebtedness” means, as of any date, the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (b) the aggregate amount of Capital Lease Obligations of the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis, and (c) the aggregate obligations of the Borrower and the Subsidiaries as an account party in respect of letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.

“Transactions” means the execution, delivery and performance of the Loan Documents by each of the Loan Parties intended to be a party thereto, the borrowing of the Loans and the issuance of the Letters of Credit hereunder and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or, in the case of Dollar Swingline Loans, the Daily LIBOR Rate, as determined by the Administrative Agent and the Borrower (or, with respect to Swingline Loans, such other rate as is agreed to by the Borrower and the Swingline Lender).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning set forth in Section 2.17(f)(ii)(D)(2).

“UCP” has the meaning specified in Section 9.09.

“Unrestricted Cash” means cash, cash equivalents and Permitted Investments of the Borrower or any of its Subsidiaries that (a) would not be required to appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries and (b) is not subject to any Lien in favor of any Person other than Liens created under the Loan Documents and Liens constituting Permitted Encumbrances of the type described in clause (h) of the definition of such term.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable Law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor Laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.  Accounting Terms; GAAP; Pro Forma Calculations.  (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if at any time any change in GAAP would affect in any material respect the computation of any covenant (including the computation of any financial covenant and resulting changes, if any, to the Applicable Rate) set forth in any Loan Document, (x) the Borrower may, by providing written notice to the Administrative Agent, and (y) the Administrative Agent or the Required Lenders may, by providing written notice to the Borrower (in either case), elect not to apply such change in GAAP, and concurrently with the delivery of such notice (or promptly thereafter if such notice is delivered by the Administrative Agent or the Required Lenders), the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after the disapplication of such change in GAAP, (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including financial covenants and other financial tests) shall be made without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein and (iii) notwithstanding the Accounting Standards Update issued by the Financial Accounting Standards Board (“FASB”) on February 25, 2016 related to lease accounting standards and related materials issued by FASB, the treatment of leases for all purposes hereunder (and any related interest or lease expense) shall be based on GAAP prior to the implementation of such Accounting Standards Update.  Without limiting the foregoing, operating leases shall not be deemed to be “capital leases” regardless of whether they may appear on the balance sheet under GAAP.

(b)        All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition, Permitted Acquisition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05.  Currency Calculations.  All financial statements and Compliance Certificates shall be set forth in Dollars.  For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.  For purposes of any determination under Section 6.04, 6.05 or 6.08, the amount of each Investment, disposition, Restricted Payment or other applicable transaction denominated in Optional Currencies shall be translated into Dollars at the currency exchange rate in effect on the date such Investment, disposition, Restricted Payment or other transaction is consummated.  Such currency exchange rates shall be determined in good faith by the Borrower.

SECTION 1.06.  Amendment and Restatement of Existing Credit Agreement.  (a) This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Restatement Effective Date.  The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01 hereof (or waiver in accordance with Section 9.02), the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  It is the express intent of the parties hereto that this Agreement is entered into in substitution for, and not in payment of, the obligations of the Borrower under the Existing Credit Agreement and is in no way intended to constitute a novation of any of the Borrower’s indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents.  Upon the effectiveness hereof (I) all “Revolving Loans” (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement which are outstanding on the Restatement Effective Date shall continue as Revolving Loans under (and shall be governed by the terms of) this Agreement and shall either have the same Interest Periods as in effect under the Existing Credit Agreement or an Interest Period of one Month as determined by the Administrative Agent in consultation with the Borrower, (II) all “Letters of Credit” issued (or deemed issued) under the Existing Credit Agreement which remain outstanding on the Restatement Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (III) each Departing Lender’s outstanding “Loans” under (and as defined in) the Existing Credit Agreement as of the Restatement Effective Date shall be repaid in full in cash in immediately available funds (accompanied by any accrued and unpaid interest and fees thereon and any other amounts or liabilities owing to each Departing Lender under the Existing Credit Agreement), each Departing Lender’s “Commitment” under and as defined in the Existing Credit Agreement shall be terminated and be of no further force and effect, each Departing Lender shall not be a Lender for any purpose hereunder (provided that each Departing Lender shall retain its respective rights as a “Lender” under the Existing Credit Agreement to expense reimbursement and indemnification pursuant to, and in accordance with, the terms of the Existing Credit Agreement), and such Departing Lender shall be released from any obligation or liability under the Existing Credit Agreement, (IV) all “Term Loans” (as defined in the Existing Credit Agreement) shall be paid in full including all accrued interest thereon, (V) all obligations constituting “Obligations” or “Secured Obligations” under and as defined in the Existing Credit Agreement or any Loan Document with any Lender (but not any Departing Lender or Affiliate of a Departing Lender) which are outstanding on the Restatement Effective Date and are not being paid on such date shall continue as Obligations or Secured Obligations, as applicable, under this Agreement and the other Loan Documents, (VI) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent,” the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents (in each case as defined herein), (VII) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that such Lender’s pro rata share of the outstanding Loans hereunder reflect such Lender’s pro rata share of the outstanding aggregate Loans on the Restatement Effective Date based on its Applicable Percentage, and (VIII) the Borrower shall compensate each Departing Lender for any and all losses, costs and expenses incurred by such Departing Lender in connection with the repayment of any “Eurocurrency Loans” (as defined in the Existing Credit Agreement), in each case on the terms and in the manner set forth in 2.16 of the Existing Credit Agreement, provided, however, that, for the avoidance of doubt, each Lender under this Agreement agrees to waive any right to compensation under Section 2.16 in connection with the reallocation and transactions described above. Without limiting the foregoing, the parties hereto (including, without limitation, each Departing Lender) hereby agree that the consent of any Departing Lender shall be limited to the acknowledgments and agreements set forth in this Section 1.06, and shall not be required as a condition to the effectiveness of any other amendments, restatements, supplements or modifications to the Existing Credit Agreement or the Loan Documents.

(b)        On the Restatement Effective Date, each Lender (i) shall be deemed to have purchased a participation in each outstanding Letter of Credit in accordance with its Applicable Percentage and (ii) to the extent necessary, each Lender (including those Lenders that were not “Lenders” under and as defined in the Existing Credit Agreement) shall fund Revolving Loans (or receive payment of its “Revolving Loans”, as defined in the Existing Credit Agreement) such that the Revolving Loans of each of the Lenders on the Restatement Effective Date are equal to its Applicable Percentage of the Revolving Loans of all of the Lenders outstanding on the Restatement Effective Date.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.  (a) Each  Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  The rate of interest on each Swingline Loan shall be determined in accordance with Section 2.13.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        At the commencement of each Interest Period for any Eurocurrency Borrowing (other than Swingline Loans), such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing (other than Swingline Loans) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan (other than a Swingline Loan under a Cash Management Agreement) shall be in an amount permitted under Section 2.04(f).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Pittsburgh time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Pittsburgh time, on the day of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)         [intentionally omitted];

(ii)       the aggregate amount of such Borrowing;

(iii)      the date of such Borrowing, which shall be a Business Day;

(iv)       whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)        in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)       the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding anything to the contrary herein (including Sections 2.07 and 2.13), any Revolving Loans made on the Restatement Effective Date shall be Eurocurrency Borrowings with an Interest Period of one Month, except to the extent that pursuant to Section 1.06, such Revolving Loans become part of a Borrowing Tranche of Loans that were outstanding on the Restatement Effective Date under the Existing Credit Agreement.

SECTION 2.04.  Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period in Dollars (the “Dollar Swingline Loans”) or in an Optional Currency (the “Optional Currency Swingline Loans”) in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Dollar Equivalent principal amount of the outstanding Swingline Loans exceeding $50,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the

Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan unless such Swingline Loan is an Optional Currency Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan shall be in at least the minimum amounts required under Section 2.04(f) below.  The interest rate for a Swingline Loan shall be determined in accordance with Section 2.13.

(b)        To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, Pittsburgh time (i) with respect to Dollar Swingline Loans, on the day of the proposed Dollar Swingline Loan and (ii) with respect to Optional Currency Swingline Loans, four (4) Business Days prior to the proposed Borrowing Date specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) the date such Swingline Loan is to be repaid, if applicable, which date shall be, with respect to Optional Currency Swingline Loans, one Month from the Borrowing Date (the “Swingline Loan Repayment Date”) and (iv) the currency in which such Swingline Loan shall be funded.  The request for such Swingline Loan shall be irrevocable.  Provided that all applicable conditions precedent contained herein have been satisfied, the Swingline Lender shall, not later than 4:00 p.m., Pittsburgh time, on the date specified in the Borrower’s request for such Swingline Loan, make such Swingline Loan by crediting the Borrower’s deposit account with PNC or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the account of the Issuing Bank that has made such LC Disbursement as notified to the Administrative Agent.  Each such telephonic Borrowing Request shall be irrevocable and shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof. The obligation of the Borrower to repay the Swingline Loans shall be evidenced by two promissory notes of the Borrower dated the date hereof, payable to the order of the Swingline Lender and substantially in the form of Exhibit H-1 and Exhibit H-2 (as amended, supplemented or otherwise modified from time to time, the “Swingline Notes”).

(c)        Swingline Loans shall be repaid on the earlier of (i) the Revolving Maturity Date or (ii) the Swingline Loan Repayment Date for such Swingline Loan, provided that with respect to an Optional Currency Swingline Loan, the Borrower may renew the Interest Period thereon by delivering a Swingline Loan Borrowing Request therefor at least four (4) Business Days prior to the proposed renewal thereof in accordance with the terms of Section 2.04(b) above.  Notwithstanding anything to the contrary herein, any Swingline Loan at any time shall be repaid upon demand by the Administrative Agent (any such date being the “Swingline Loan Conversion Date”) and the Borrower shall indemnify the Swingline Lender and each other Lender pursuant to Section 2.16 on account of such repayment.  Unless the Borrower shall have notified the Administrative Agent prior to 11:00 a.m., Pittsburgh time, on such Swingline Loan Conversion Date (or, in the case of Optional Currency Swingline Loans, 11:00 a.m. Pittsburgh time four (4) Business Days prior to such Swingline Loan Conversion Date), that the Borrower intends to repay such Swingline Loan with funds other than the proceeds of a Revolving Loan, or, in the case of an Optional Currency Swingline Loan, renew the Interest Period with respect thereto, the Borrower shall be deemed to have given notice to the Administrative Agent requesting the Lenders to make Revolving Loans in U.S. Dollars in an amount equal to the

Dollar Equivalent amount of such Swingline Loans, which Revolving Loans shall earn interest at the Alternate Base Rate in effect on the Swingline Loan Conversion Date in an aggregate Dollar Equivalent amount equal to the amount of such Swingline Loan plus interest thereon, and the Lenders shall, on the Swingline Loan Conversion Date, make ABR Loans (without the requirement that they comply with the conditions for Revolving Loans in Section 2.02 and/or Section 2.03), in an aggregate amount equal to the Dollar Equivalent amount of such Swingline Loan plus interest thereon, the proceeds of which shall be applied directly by the Administrative Agent to repay the Swingline Lender for such Swingline Loan then due plus accrued interest thereon; and provided, further, that if for any reason the proceeds of such Revolving Loans are not received by the Swingline Lender on the Swingline Loan Conversion Date in an aggregate amount equal to the amount of such Swingline Loan then due plus accrued interest thereon, the Borrower shall reimburse the Swingline Lender on the day immediately following the Swingline Loan Conversion Date, in same day funds, in an amount equal to the excess of the amount of such Swingline Loan then due over the aggregate amount of such Revolving Loans, if any, received plus accrued interest thereon.

(d)        In the event that the Borrower shall fail to repay the Swingline Lender as provided in Section 2.04(c), the Swingline Lender shall convert such Swingline Loan, if an Optional Currency Swingline Loan, to a Dollar Swingline Loan at the Dollar Equivalent amount of such Swingline Loan and the Administrative Agent shall promptly notify each Lender of the unpaid Dollar Equivalent amount of such Swingline Loan and of such Lender’s respective participation therein in a Dollar Equivalent amount equal to such Lender’s Applicable Percentage of such Swingline Loan, as calculated at the date the Swingline Lender converts the Optional Currency in which Optional Currency Swingline Loans are denominated into Dollars, if applicable.  Each Lender shall make available to the Administrative Agent for payment to the Swingline Lender (and each Lender hereby absolutely and unconditionally agrees to pay to the Swingline Lender on account of such participation) a Dollar Equivalent amount equal to its respective participation therein based on its Applicable Percentage of such Swingline Loan or Loans (plus accrued interest thereon), in Dollars and in same day funds at the office of the Administrative Agent specified in such notice.  If such notice is delivered by the Administrative Agent by 11:00 a.m., Pittsburgh time, each Lender shall make funds available to the Administrative Agent on that Business Day.  If such notice is delivered after 11:00 a.m., Pittsburgh time, each Lender shall make funds available to the Administrative Agent on the next Business Day.  In the event that any Lender fails to make available to the Administrative Agent the Dollar Equivalent amount of such Lender’s participation in such unpaid amount as provided herein, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate per annum equal to the Federal Funds Effective Rate for each day during the period between the date such participation amount is required to be paid and the date on which such Lender makes available its participation in such unpaid amount.  The failure of any Lender to make available to the Administrative Agent its Applicable Percentage of any such unpaid amount shall not relieve any other Lender of its obligations hereunder to make available to the Administrative Agent its Applicable Percentage of such unpaid amount when due as set forth above.  Each Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the

Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied in its sole discretion that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower (or any other Person) for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

(e)        In the event the Aggregate Revolving Commitment is terminated in accordance with the terms hereof, the Swingline Loan Commitment shall also be terminated automatically.  In the event the Borrower reduces the Aggregate Revolving Commitment to less than the Swingline Loan Commitment, the Swingline Loan Commitment shall immediately be reduced to an amount equal to the Aggregate Revolving Commitment.  In the event the Borrower reduces the Aggregate Revolving Commitment to less than the outstanding Dollar Equivalent principal amount of the Swingline Loans then outstanding, the Borrower shall immediately repay the amount by which such outstanding Swingline Loans exceeds the Swingline Loan Commitment as so reduced plus accrued interest thereon.

(f)        At no time shall there be more than (i) one (1) outstanding Dollar Swingline Loan, except as to Swingline Loans made pursuant to Section 2.04(h) and (ii) three (3) outstanding Optional Currency Swingline Loans, in each case unless otherwise agreed by the Swingline Lender.  Each Dollar Swingline Loan shall be in a minimum original principal amount of $100,000 and integral multiples of $50,000, except as to Swingline Loans made pursuant to Section 2.04(h), as to which there shall be no minimum.  Each Optional Currency Swingline

Loan shall be in a minimum original principal amount of the Dollar Equivalent of $1,000,000 and integral multiples thereof, unless otherwise agreed by the Administrative Agent.

(g)        The Borrower shall have the right at any time and from time to time to prepay the Swingline Loans, in whole or in part, without premium or penalty (but in any event subject to Section 2.16), upon prior written, facsimile or telephonic notice to the Swingline Lender given by the Borrower no later than 11:00 a.m., Pittsburgh time, on the date of any proposed prepayment; provided that, notice of the prepayment of any Optional Currency Swingline Loan shall be provided no later than 11:00 a.m., Pittsburgh time, four (4) Business Days prior to the date of prepayment unless otherwise agreed by the Swingline Lender.  Each notice of prepayment shall specify the Swingline Loan to be prepaid and the amount to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such amount on such date, with accrued interest thereon and any other amounts owed hereunder.

(h)        In addition to making Dollar Swingline Loans pursuant to the foregoing provisions of this Section 2.04, without the requirement for a specific request from the Borrower pursuant to subsection 2.04(b), the Swingline Lender may make Swingline Loans to the Borrower in Dollars in accordance with the provisions of any agreements between the Borrower and the Swingline Lender relating to the Borrower’s deposit, sweep and other accounts at the Swingline Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets that are satisfactory to the Administrative Agent and Swingline Lender (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements.  Dollar Swingline Loans made pursuant to this subsection 2.04(h) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in subsection 2.04(f), (ii) not be subject to the limitations as to individual amount set forth above in this Section 2.04, (iii) be payable by the Borrower, both as to principal and interest, at the times set forth in the Cash Management Agreements (but in no event later than the Revolving Maturity Date), (iv) not be made at any time after the Required Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (unless the Administrative Agent shall be satisfied in its sole discretion that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist), (v) not be subject to the notice and timing provisions set forth above in this Section, (vi) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation to purchase participating interests therein pursuant to Section 2.04(d), and (vii) except as provided in the foregoing subsections (i) through (vi), be subject to all of the terms and conditions of this Section 2.04.  If any Cash Management Agreements are in effect, Dollar Swingline Loans shall only be made pursuant to such Cash Management Agreements.

(i)         Each Lender shall ratably in accordance with its Applicable Percentage, indemnify the Swingline Lender, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and expenses), claim, demand, action, loss or liability (except any of the foregoing that results from the indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Section 2.04 or any action taken or omitted by such indemnitees hereunder.

SECTION 2.05.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, denominated in either Dollars or an Optional Currency and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  On the Restatement Effective Date, each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder for the account of the Borrower.  The Borrower unconditionally and irrevocably agrees that, in connection with any Existing Letter of Credit, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(c) to the same extent as if it were the account party in respect of such Existing Letter of Credit.  Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)        Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension (but in no event less than five (5) Business Days unless otherwise agreed to by such Issuing Bank), a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether such Letter of Credit will be in Dollars or an Optional Currency (and, if in an Optional Currency, which Optional Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $50,000,000 (the “Letter of Credit Sublimit”) and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent the written notice thereof required under paragraph (l) of this Section; provided that such written notice shall not be required for any Letter of Credit issued by an Issuing Bank that is at such time also the Administrative Agent.

(c)        Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Revolving Maturity Date; provided that (A) each Existing Letter of Credit shall expire in accordance with the terms thereof, but any extension or renewal thereof shall be subject to the conditions of this paragraph (c), and (B) any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d)        Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower or any other Person for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended, the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied in its sole discretion that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)        Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of

Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed promptly by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)        Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement in Dollars by paying to the Administrative Agent an amount equal to the Dollar Equivalent amount of such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Pittsburgh time, on any Business Day, then 1:00 p.m., Pittsburgh time, on such Business Day or (ii) otherwise, 1:00 p.m., Pittsburgh time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if the amount of such LC Disbursement is $500,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing in Dollars or a Dollar Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Dollar Swingline Loan.  If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Lender of such failure, the payment then due in Dollars from the Borrower in respect of the applicable LC Disbursement and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the amount then due in Dollars from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Borrowing in Dollars or a Dollar Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)        Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section, and each Lender’s participation obligation as provided in paragraph (d) of this Section, is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or such Lender’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)        Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full in Dollars on the date such LC Disbursement is made, the unpaid Dollar Equivalent amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full in Dollars, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)         Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h)

or (i) of Article VII.  The Borrower also shall deposit cash collateral in Dollars in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks in Dollars for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower, upon the written request of the Borrower, within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.

(j)         Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below.  The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)        Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(c).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l)         Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances (and whether such issuance is in Dollars or an Optional Currency), extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount (in the applicable currency or currencies) of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount (and whether in Dollars or an Optional Currency) of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement (and whether such LC Disbursement was in Dollars or an Optional Currency) and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.  Notwithstanding the foregoing, if such Issuing Bank is the same institution as the Administrative Agent, it shall not be required to provide the foregoing report to the Administrative Agent.

(m)       LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06.  Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 pm, Pittsburgh time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate (or, in the case of Swingline Loans or other amounts due in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Revolving Loans (or, at the election of the Swingline Lender with respect to Optional Currency Swingline Loans, the rate otherwise applicable to such Optional Currency Swingline Loans).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a) Each Revolving Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings.

(b)        To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)         the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)       if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)        Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)        If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing of Revolving Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination and Reduction of Commitments.  (a)  The Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)        The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c)        The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Maturity Date or as required pursuant to Section 2.04.

(b)        The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)        Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d)        All payments to the Administrative Agent or the Swingline Lender, as the case may be, shall be made at the Principal Office (or, with respect to Optional Currency Loans, at the Principal Office or, if directed by the Administrative Agent, at such other office of the Administrative Agent as the Administrative Agent shall so direct) and in immediately available funds.

SECTION 2.10.  [Intentionally Omitted].

SECTION 2.11.  Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)        In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment (other than as a result of fluctuations in currencies), the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.  The Borrower also shall make the prepayments required under Section 2.27.

(c)        [Intentionally Omitted]

(d)        [Intentionally Omitted]

(e)        Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (f) of this Section.

(f)        The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing (other than Optional Currency Swingline Loans), not later than 11:00 a.m., Pittsburgh time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an Optional Currency Swingline Loan, not later than 11:00 Pittsburgh time, four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Pittsburgh time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Dollar Swingline Loan, not later than 11:00 a.m., Pittsburgh time, on the date of prepayment as provided in Section 2.03(g).  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid (and, if applicable, the Optional Currency of any Optional Currency Swingline Loan being prepaid) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.  Fees.  (a)  [Intentionally Omitted.]

(b)        The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars, which shall accrue at the Applicable Rate on the daily unused Dollar Equivalent amount of the Revolving Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in Dollars in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Restatement Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and solely for the purposes of computing commitment fees, the Swingline Exposure of each Lender other than the Swingline Lender shall be disregarded for such purpose and the Swingline Loans shall be considered to be borrowed amounts under the Swingline Lender’s Revolving Commitment).

(c)        The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (including the applicable Issuing Bank in its capacity as a Lender) a participation fee in Dollars with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided, that, upon the occurrence of an Event of Default and until such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent, the participation fee paid to each Lender shall be increased by two percent (2%) per annum, and (ii) to each Issuing Bank for its own account a fronting fee in Dollars, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable in Dollars for the actual number of days elapsed (including the first day but excluding the last day).

(d)        The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including as set forth in the Fee Letter.

(e)        All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a) The Loans comprising each ABR Borrowing (including any Dollar Swingline Loan bearing interest based on the Alternate Base Rate) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)        The Loans comprising each Eurocurrency Borrowing (other than any Swingline Loans) shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)        (i)        Except as provided in the next sentence hereof, each Dollar Swingline Loan shall bear interest at the Daily LIBOR Rate plus the Applicable Rate for Revolving Loans that are Eurocurrency Loans (or such other rate that is mutually agreed to by the Borrower and the Swingline Lender in writing at the time such Swingline Loan is made); provided that if the Swingline Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Daily LIBOR Rate or that the Daily LIBOR Rate will not adequately and fairly reflect the cost of the Swingline Lender of making or maintaining such Swingline Loans, Dollar Swingline Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate unless otherwise mutually agreed by the Borrower and the Swingline Lender in writing at the time such Swingline Loan is made.  Notwithstanding the foregoing, in the case of Swingline Loans made in accordance with Cash Management Agreements pursuant to Section 2.04(h), such Swingline Loans shall bear interest as determined in accordance with such Cash Management Agreements.

(ii)       Each Optional Currency Swingline Loan shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing (i.e., one Month) plus the Applicable Rate and no Optional Currency Swingline Loan shall bear interest based on the Alternate Base Rate.

(d)        Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.  In addition, but without duplication of the immediately preceding sentence, at any time that an Event of Default shall have occurred and be continuing, at the written request of the Required Lenders and whether or not any principal or interest of any Loan has not been paid when due, all Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section.

(e)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)        All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of interest in respect of Optional Currency Swingline Loans as to which market practice differs from the foregoing, in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, LIBO Rate or Daily LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)        For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

SECTION 2.14.  Alternate Rate of Interest.  (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class (including an Optional Currency Swingline Loan):

(i)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period or a contingency has occurred which materially and adversely affects the Relevant Interbank Market;

(ii)       the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class (or, in the case of any Optional Currency Swingline Loan, by the Swingline Lender) that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or, if applicable, the Swingline Lender) of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

(iii)      the Administrative Agent is advised by a Majority Interest of the Lenders of such Class (or, in the case of Optional Currency Swingline Loans, by the Swingline Lender) that after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan to which a LIBO Rate Option applies are not available to such Lender or the Swingline Lender, as applicable, with respect to such Loan in the Relevant Interbank Market; or

(iv)       the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class (or, in the case of Optional Currency Swingline Loans, by the Swingline Lender) that the making, maintenance or funding of any Loan to which a LIBO Rate Option applies has been made impractible or unlawful by compliance by such Lender (or the Swingline Lender, as the case may be) in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law);

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders of such Class as promptly as practicable and, subject to clause (b)

below of this Section 2.14, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall (I) in the case of a Revolving Loan, be continued as an ABR Borrowing or converted to an ABR Borrowing (A) on the last day of the applicable Interest Period, as the case may be, if the Lenders may lawfully continue to maintain such Loans or (B) immediately if the Lenders may not lawfully continue to maintain such Loans, or (II) in the case of a Swingline Loan, be repaid in full (A) on the last day of the applicable Interest Period if the Swingline Lender may lawfully continue to maintain such Loans, (B) immediately if the Swingline Lender may not lawfully continue to maintain such Swingline Loans or (C) immediately if such Swingline Loan has no Interest Period (e.g., a Swingline Loan at the Daily Libor Rate), (y) any Borrowing Request for a Eurocurrency Borrowing of Revolving Loans of such Class shall be treated as a request for an ABR Borrowing and (z) any Borrowing Request for an Optional Currency Swingline Loan will be deemed withdrawn.

(b)        Notwithstanding anything to the contrary herein (including without limitation the definition of LIBO Rate), if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i)(x) the circumstances set forth in Section 2.14(a)(i) have arisen and are unlikely to be temporary or (y) the circumstances set forth in Section 2.14(a)(i) have not arisen but the applicable supervisor or administrator (if any) of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans (either of (i)(x) or (i)(y), a “LIBOR Termination Date”), or (ii) the LIBO Rate is no longer a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index rate (“Replacement Rate”), and, as appropriate, adjustment margin(s) (“Adjustment Margin(s)”) corresponding to each available LIBOR term, to effect, to the extent practicable, an aggregate all-in interest rate comparable to the LIBOR-based rate in effect prior to its replacement.  The Replacement Rate and Adjustment Margin(s) will be determined with due consideration to the then-prevailing market practice for determining a rate of interest for newly originated syndicated loans in the United States, and may reflect appropriate adjustments to account for the transition from LIBOR to the Replacement Rate.

The Administrative Agent shall promptly notify the Lenders of the Replacement Rate and Adjustment Margin(s), and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such Replacement Rate and Adjustment Margin(s).  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 9.02), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within ten (10) Business Days of the date a draft of the amendment reflecting such Replacement Rate and Adjustment Margin(s) is provided to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment.

Until an amendment reflecting a new Reference Rate and Adjustment Margin(s), if any, is entered into in accordance with this Section 2.14(b), each advance, conversion and renewal of a Loan under the LIBO Rate Option will continue to bear interest with reference to the LIBO Rate; provided, however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, (i) all Revolving Loans as to which the LIBO Rate Option would otherwise apply shall automatically be converted to the Base Rate Option until such time that an amendment reflecting a new Reference Rate and Adjustment Margin(s), if any, is entered into and (ii) all Swingline Loans shall be repaid in full unless otherwise agreed by the Swingline Lender.

For the avoidance of doubt, on or after the effective date of the Replacement Rate, the aggregate all-in interest payable by the Borrower in respect of the Loans shall be the sum of the Replacement Rate, the Adjustment Margin(s), if any, and the Applicable Margin.

SECTION 2.15.  Increased Costs.  (a) If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the LIBO Rate or, in the case of Optional Currency Swingline Loans, reimbursed by the Borrower pursuant to Section 2.23(a));

(ii)       impose on any Lender or Issuing Bank or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Eurocurrency Loan (including any Optional Currency Swingline Loan or any Dollar Swingline Loans bearing interest at a LIBOR based rate) (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)        If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits (or deposits in the relevant Optional Currency, as the case may be) of a comparable amount and period from other banks in the Relevant Interbank Market.  Such losses, costs or expenses shall also include any foreign exchange losses, costs or expenses, including in connection with any foreign exchange contracts.  The Borrower shall also compensate each Lender for the loss, cost and expense attributable to any failure by the Borrower to deliver a timely Interest Election Request with respect to a Eurocurrency Loan.  A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Taxes.  (a) Withholding of Taxes; Gross-Up.  Each payment by a Loan Party under this Agreement or any other Loan Document, whether to the Administrative Agent, any Lender or Issuing Bank or any other Person to which any such obligation is owed (each of the foregoing being referred to as a “Recipient”), shall be made without withholding for any Taxes, unless such withholding is required by any Law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable Law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)        Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)        Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)        Indemnification by the Loan Parties.  The Loan Parties shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)        Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)        Status of Lenders.  (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses  (A) through (E) of paragraph (f)(ii) and paragraph (f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f).  If any form or certification previously delivered pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration,  obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)       Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)       in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)       in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate substantially in the form of Exhibit G-1, Exhibit G-2, Exhibit G-3 or Exhibit G-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (y) a “controlled foreign corporation” described in  Section  881(c)(3)(C) of the Code and (z) conducting a trade or business in the United States of America with which the relevant interest payments are effectively connected;

(E)       in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)       any other form prescribed by Law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by Law to be withheld.

(iii)      If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section

2.17(f)(iii), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)        Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid to such Recipient pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this paragraph (g) the payment of which would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the Tax subject to indemnification or additional amounts paid and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)        Issuing Bank.  For purposes of Sections 2.17(e) and 2.17(f), the term “Lender” shall include each Issuing Bank.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Pittsburgh time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars other than, to the extent specified herein (including in Section 2.25), with respect to Optional Currency Swingline Loans or Letters of Credit denominated in an Optional Currency.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)        If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(d), 2.05(d), 2.05(f), 2.06(b), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f)        In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(d), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Net Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)        If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the

Swingline Lender, which consents shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(b);

(b)        the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification (i) requiring the consent of all Lenders or all Lenders directly affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof or (ii) that by its terms affects any Defaulting Lender disproportionately adversely relative to the other affected Lenders shall require the consent of such Defaulting Lender;

(c)        if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)         all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving

Commitment.  Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii)       if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii)      if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)       if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(b) and 2.12(c) shall be adjusted to give effect to such reallocation; and

(v)        if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such LC Exposure) and participation fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)        so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.  Incremental Revolving Commitments.  (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request during the Revolving Availability Period, the establishment of Incremental Revolving Commitments, provided that (i) the aggregate amount of all the Incremental Revolving Commitments shall not exceed $100,000,000 and (ii) each Incremental Revolving Commitment shall be in integral multiples of $5,000,000.  Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (y) any Person that the Borrower proposes to become an Incremental Revolving Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and each Issuing Bank and the Swingline Lender).

(b)        The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans.

(c)        The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Revolving Lender providing such Incremental Revolving Commitments and the Administrative Agent; provided that no Incremental Revolving Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Revolving Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) after giving effect to such Incremental Revolving Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof and assuming that all Incremental Revolving Commitments are fully drawn, (A) the Net Leverage Ratio, calculated at the end of the last fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)), both on an actual basis and on a pro forma basis in accordance with Section 1.04(b), shall not exceed the Maximum Permitted Net Leverage Ratio then in effect minus 0.25 to 1.00 and (B) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.12 and 6.13 at the end of the last fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)), calculated on both an actual basis and on a pro forma basis in accordance with Section 1.04(b), (iv) the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Revolving Commitments and the related transactions under this Section and (v) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction.  Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d)        Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Revolving Lender, (i) such Incremental Revolving Lender shall be deemed to be a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, (ii) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Revolving Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Revolving Lender and (iii) the aggregate amount of the Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”.  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Lenders, shall automatically be adjusted to give effect thereto.

(e)        On the date of effectiveness of any Incremental Revolving Commitments, each Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Lenders (including such Incremental Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f)        [Intentionally Omitted]

(g)        The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.21(a) and of the effectiveness of any Incremental Revolving Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.21(e).

SECTION 2.22.  Loan Modification Offers.  (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)        A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that, in the case of any Loan Modification Offer, except as otherwise agreed to by each Issuing Bank and the Swingline

Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender, as applicable.

SECTION 2.23.  Additional Reserve Requirements for Optional Currency Swingline Loans; Computation Dates; Misc.  (a) The Borrower shall pay to the Swingline Lender (i) as long as the Swingline Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Optional Currency Swingline Loan equal to the actual costs of such reserves allocated to such Loan by the Swingline Lender (as determined by the Swingline Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as the Swingline Lender shall be required to comply with any reserve ratio requirement under Regulation D or under any similar, successor or analogous requirement of the Board of Governors of the Federal Reserve System (or any successor) or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Swingline Loan Commitment or the funding of the Optional Currency Swingline Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Optional Currency Swingline Loan by the Swingline Lender (as determined by the Swingline Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Optional Currency Swingline Loan; provided that in each case the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from the Swingline Lender. If the Swingline Lender fails to give notice ten (10) days prior to the relevant interest payment date, such additional interest or costs shall be due and payable ten (10) days from receipt of such notice.  At the written request of the Borrower, the Swingline Lender shall use commercially reasonable efforts to assign and delegate its rights and obligations with respect to Optional Currency Swingline Loans to another of its offices, branches or Affiliates if, in the judgment of the Swingline Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to this Section 2.23(a) in the future and (ii) would not subject the Swingline Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Swingline Lender; provided that this sentence shall not apply to any such additional amounts arising as a result of the application of any reserve requirement or reserve ratio requirement.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Swingline Lender in connection with any such designation or assignment and delegation.

(b)        The Administrative Agent will determine the Dollar Equivalent amount of (i) the outstanding and proposed Optional Currency Swingline Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding LC Exposure in respect of Letters of Credit denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Optional Currency Swingline Loans as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”).

(c)        If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any Governmental Authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Swingline Lender shall so request in a notice delivered to the Borrower, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable by the Borrower hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

(d)        The Borrower agrees, at the request of any Lender (including, for the avoidance of doubt, the Swingline Lender), to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein.  A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrower and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e)        The Borrower may deliver to the Administrative Agent a written request that Optional Currency Swingline Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Swingline Lender and each of the Issuing Banks in the Relevant Interbank Market.  The Administrative Agent will promptly notify the Swingline Lender and the Issuing Banks of any such request promptly after the Administrative Agent receives such request.  The Administrative Agent will promptly notify the Borrower of the acceptance or rejection by the Administrative Agent, the Swingline Lender and each of the Issuing Banks of the Borrower’s request.  The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent, the Swingline Lender and each of the Issuing Banks approve of the Borrower’s request.

SECTION 2.24.  Optional Currency Not Available.  The Swingline Lender shall be under no obligation to make the Optional Currency Swingline Loans and no Issuing Bank shall be under any obligation to issue Letters of Credit requested by the Borrower which are denominated in an Optional Currency if the Swingline Lender or such Issuing Bank, as the case may be, notifies the Administrative Agent by 5:00 p.m. (Pittsburgh time) three (3) Business Days prior to the Borrowing Date for such Optional Currency Swingline Loans or date of issuance that (i) the making, maintenance or funding of such Optional Currency Swingline Loan, the issuance of such Letter of Credit, or the funding of any draw thereunder has been made or, in the case of a draw, would be made, impracticable or unlawful by compliance by the Swingline Lender or such Issuing Bank in good-faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), (ii) after making all reasonable efforts, deposits of the relevant amount in the relevant Optional Currency (including, if applicable, for the relevant Interest Period) are not available to the Swingline Lender or such Issuing Bank with respect to such Optional Currency Swingline Loan or Letter of Credit in such Optional Currency in the Relevant Interbank Market or (iii) the Administrative Agent shall have determined, or the Swingline Lender or any Issuing Bank shall have notified the Administrative Agent in writing that it has determined, that a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Optional Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls).  In the event that the Administrative Agent receives a timely notice from the Swingline Lender or an Issuing Bank pursuant to the preceding sentence, the Administrative Agent will notify the Borrower, (1) no later than 12:00 noon (Pittsburgh time) two (2) Business Days prior to the Borrowing Date for such Optional Currency Swingline Loans that the Optional Currency is not then available for such Optional Currency Swingline Loans, or (2) prior to the issuance of an Optional Currency Letter of Credit, that Letters of Credit are not then available in such Optional Currency.  If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice from the Borrower to the Administrative Agent not later than 5:00 p.m. (Pittsburgh time) two (2) Business Days prior to the Borrowing Date for such Optional Currency Swingline Loans, or prior to the issuance date of such Letter of Credit, as the case may be, either (a) withdraw the Swingline Loan Borrowing Request for such Optional Currency Loan or request for such Letter of Credit in such Optional Currency, as the case may be, in which event the Administrative Agent will promptly notify the Swingline Lender and applicable Issuing Bank of the same and the Swingline Lender shall not make such Optional Currency Swingline Loans, and such Issuing Bank shall not issue such Letter of Credit or (b) request that the Swingline Loans referred to in its Swingline Loan Borrowing Request or Letter of Credit, as the case may be, be made in Dollars or in a different Optional Currency in an amount equal to the Dollar Equivalent or other Optional Currency Equivalent Amount of such Swingline Loans or Letter of Credit and shall (A) in the case of Swingline Loans denominated in Dollars, bear interest at the rate determined pursuant to Section 2.13(c), or (B) in the case of Swingline Loans denominated in an Optional Currency, bear interest at the applicable LIBO Rate plus the Applicable Percentage, in which event the Administrative Agent shall promptly deliver a notice to the Swingline Lender and/or the Issuing Bank, as the case may be, stating: in the case of (X) Swingline Loans, (I) that such Swingline Loans shall be made in the applicable currency and the interest rate applicable thereto, and (II) the aggregate amount of such Swingline Loans and, (Y) Letters of Credit (I) such Letters of Credit shall be issued in the applicable currency and (II) the stated face amount of such Letters of Credit.  If the Borrower does not withdraw such Swingline Loan Borrowing Request or request for Letter of Credit before such time as provided in clause (a) or request before such time that the requested Swingline Loans referred to in its Swingline

Loan Borrowing Request or Letter of Credit be made in Dollars or a different Optional Currency as provided in clause (b), then (i) the Borrower shall be deemed to have withdrawn such Swingline Loan Borrowing Request or request for Letter of Credit, as the case may be, and (ii) the Administrative Agent shall promptly deliver a notice to the Swingline Lender and/or the applicable Issuing Bank thereof and the Swingline Lender shall not be obligated to make such Swingline Loans and such Issuing Bank shall not be obligated to issue such Letter of Credit.

SECTION 2.25.  Currency Repayments.

Notwithstanding anything contained herein to the contrary, except as expressly provided in Section 2.04(c) in connection with the repayment of an Optional Currency Swingline Loan with the proceeds of ABR Loans, or as otherwise agreed to by the Swingline Lender, the entire amount of principal of and interest on any Optional Currency Swingline Loan shall be repaid by the Borrower in the same Optional Currency in which such Optional Currency Swingline Loan was made, provided, however, that if it is impossible or illegal for the Borrower to effect payment of a Swingline Loan in the Optional Currency in which such Loan was made, or if the Borrower defaults in its obligations to do so, the Swingline Lender, may at its option permit such payment to be made (a) at and to a different location, subsidiary, affiliate or correspondent of the Administrative Agent, or (b) in the Dollar Equivalent, or (c) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Swingline Lender may solely at its option designate.  Upon any events described in (a) through (c) of the preceding sentence, the Borrower shall make such payment.  In all events, whether described in such clauses (a) through (c), whether the Borrower makes such required payments, or otherwise, (i) the Borrower agrees to hold the Swingline Lender, each Issuing Bank and each Lender harmless from and against any loss incurred by any of them arising from the cost to such indemnified party of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Optional Currency Swingline Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing, and (ii) each Lender agrees to hold the Swingline Lender and each Issuing Bank harmless from and against any loss incurred by the Swingline Lender or such Issuing Bank arising from the cost to the Swingline Lender or such Issuing Bank of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Optional Currency Swingline Loan or Letter of Credit, as the case may be, was originally made, and from any change in the value of Dollars or such other currency in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof.  Without prejudice to the survival of any other agreement of the Borrower or Lenders hereunder, the Borrower’s and Lenders’ respective obligations under this Section 2.25 shall survive termination of this Agreement.

SECTION 2.26.  Optional Currency Amounts.

Notwithstanding anything contained herein to the contrary, the Swingline Lender may, with respect to notices by the Borrower for Optional Currency Swingline Loans or voluntary prepayments of less than the full amount of an Optional Currency Swingline Loan, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid; and, in such event, the Swingline Lender shall promptly notify the Borrower and the Administrative

Agent of such rounded amounts and the Borrower’s request or notice shall thereby be deemed to reflect such rounded amounts.

SECTION 2.27.  Additional Mandatory Prepayments and Commitment Reductions.  If on any Computation Date (a) the Aggregate Revolving Exposure is greater than the Aggregate Revolving Commitment, (b) the Swingline Exposure shall exceed the Swingline Loan Commitment, or (c) the LC Exposure shall exceed the Letter of Credit Sublimit, as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrower of the same.  The Borrower shall pay or prepay the Revolving Loans and/or Swingline Loans (subject to the Borrower’s indemnity obligations under Sections 2.16, 2.23 and 2.25) within one (1) Business Day after the Borrower receives such notice such that after giving effect to such payments or prepayments (I) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment and (II) the Swingline Exposure shall not exceed the Swingline Loan Commitment.  With respect to the circumstance identified in clause (c) of the first sentence of this paragraph, the Borrower shall cash collateralize the LC Exposure to the extent of the amount by which the LC Exposure exceeds the Letter of Credit Sublimit in accordance with Section 2.05(i).  All prepayments required pursuant to this Section 2.27 shall first be applied among the Interest Rate Options to the principal amount of the Revolving Loans subject to the Base Rate Option, then to Revolving Loans subject to a LIBO Rate Option and then to Optional Currency Swingline Loans.  In accordance with Section 2.16, the Borrower shall indemnify the Lenders for any loss or expense incurred with respect to any such prepayments applied against Loans subject to a LIBO Rate Option on any day other than the last day of the applicable Interest Period.

SECTION 2.28.  Interbank Market Presumption.

For all purposes of this Agreement and each Note with respect to any aspects of the LIBO Rate or any Loan under the LIBO Rate Option (including any Optional Currency Swingline Loan), each Lender (including, for the avoidance of doubt, the Swingline Lender) and the Administrative Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the Relevant Interbank Market regardless whether it did so or not; and, each Lender’s (including the Swingline Lender’s) and the Administrative Agent’s determination of amounts payable under, and actions required or authorized by, Sections 2.14, 2.16 and 2.23 shall be calculated, at each Lender’s and the Administrative Agent’s option, as though each Lender and the Administrative Agent funded its each Borrowing Tranche of Loans under the LIBO Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the LIBO Rate (and any additional reserves pursuant to Section 2.23(a)) applicable to such Loans, whether in fact that is the case.

SECTION 2.29.  Judgment Currency.

(a)        If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b)        The obligation of the Borrower in respect of any sum due from the Borrower to any Lender (including, for the avoidance of doubt, the Swingline Lender) hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss to the extent of such deficit.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  The Borrower and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party.  Each of this Agreement, the Collateral Agreement and any IP Security Agreement executed on or before the Restatement Effective Date has been duly executed and delivered by the Borrower and each other Loan Party that is party thereto and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; Absence of Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable Law, including any order of any Governmental

Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any Material Contract of the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.  There is no default under any Material Agreement and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law, which could in any such case reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders’ equity, comprehensive income and cash flows (i) as of and for the fiscal year ended December 31, 2016, audited by and accompanied by the opinion of KPMG LLP, independent registered public accounting firm, (ii) as of and for each of the fiscal quarters and the portion of the fiscal year ended March 31, June 30 and September 30, 2017, in the case of clause (ii) above, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b)        [Intentionally Omitted]

(c)        Except as disclosed in the financial statements referred to above or the notes thereto, neither the Borrower nor any Subsidiary has, as of the Restatement Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d)        Since December 31, 2016, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

SECTION 3.06.  Intellectual Property.  (a) The Borrower and each Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is necessary for the conduct of their business as currently conducted, and proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property used by the Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by the Borrower or any Subsidiary is pending or, to the knowledge of the Borrower and the Subsidiaries, threatened against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the Restatement Effective Date, each patent, trademark, copyright or other intellectual property that, individually or in the aggregate, is material to the business of the Borrower and the Subsidiaries (or to the business of the Borrower and the Domestic Subsidiaries) is owned by the Borrower or a Domestic Subsidiary.

(b)        Schedule 3.06 sets forth all source code licenses (whether as part of an escrow arrangement or otherwise) granted by the Borrower or any Subsidiary as of the Restatement Effective Date, other than any such licenses to software developers that have entered into use and nondisclosure agreements, and, if applicable, the escrow agent with respect thereto.

SECTION 3.07.  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b)        Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.08.  Compliance with Laws and Agreements; No Default.  The Borrower and each Subsidiary is in compliance with all Laws, including all orders of Governmental Authorities, applicable to it or its property and indentures, loan or credit agreements, mortgages, deeds of trust, contracts, undertakings or other agreements or instruments to which the Borrower or such Subsidiary is a party or by which it or any of its properties is bound, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.09.  Investment Company Status.  Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10.  Taxes.  The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  ERISA.  No ERISA Events have  occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $3,000,000 the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed by more than $3,000,000  the fair value of the assets of all such underfunded Plans.

SECTION 3.12.  Subsidiaries and Joint Ventures; Equity Interests in the Borrower.  The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 3.12, as of the Restatement Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.  Schedule 3.12A sets forth, as of the Restatement Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests.  Schedule 3.12 sets forth, as of the Restatement Effective Date, the percentage of each class of Equity Interests in the Borrower owned by the Permitted Holders.

SECTION 3.13.  Insurance.  Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Restatement Effective Date.

SECTION 3.14.  Solvency.  Immediately after the consummation of the Transactions to occur on the Restatement Effective Date, including the making of each Loan to be made on the Restatement Effective Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

SECTION 3.15.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any Subsidiary is subject, and all other matters known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Restatement Effective Date, as of the Restatement Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.16.  Collateral Matters.  (a) The Collateral Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) in the case of Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) delivered to the Administrative Agent on or prior to the Restatement Effective Date, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement constitutes a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, (ii) in the case of financing statements filed prior to the Restatement Effective Date in connection with the Existing Credit Agreement, the security interest created under the Collateral Agreement constitutes a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02, (iii) when any other Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent after the Restatement Effective Date, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (iv) when financing statements in appropriate form are filed in the applicable filing offices with respect to any Loan Party joined as a Loan Party after the Restatement Effective Date, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of such Loan Parties in the Collateral (as defined therein) of such Loan Party to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b)        [Intentionally Omitted].

(c)        (i)        With respect to IP Security Agreements recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, prior to the Restatement Effective Date, the security interest created under the Collateral Agreement constitutes, effective upon the filing of (1) the IP Security Agreement recorded on March 2, 2012, with the United States Patent and Trademark Office at Reel 027794/Frame 0026, and (2) the IP Security Agreement recorded on March 2, 2012, with the United States Copyright Office in Volume 3613, Document 384, a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) covered by such IP Security Agreements in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by a Loan Party after the date of such prior recording).

(ii)       Upon the recordation of any IP Security Agreements executed on or after the Restatement Effective Date with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) covered by such IP Security Agreements in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Restatement Effective Date).

(d)        Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable Law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.17.  Federal Reserve Regulations.  Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans or any issuance of Letters of Credit will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets subject to any provision of this Agreement or any other Loan Document that restricts the ability of the Borrower or any Subsidiary to sell, create any Lien on or otherwise dispose of its assets will at any time be represented by margin stock.

SECTION 3.18.  [Intentionally Omitted].

SECTION 3.19.  Anti-Money Laundering/International Trade Law Compliance.  No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.  The Loan Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance with Anti-Terrorism Laws.

SECTION 3.20.  Anti-Corruption.  Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of any Financial Officer or other executive officer of any Loan Party, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption law; and the Loan Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith.

SECTION 3.21.  EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.  Conditions to Effectiveness(a)        .  The Existing Credit Agreement shall not be deemed amended and restated by this Agreement and no Lender (including the Swingline Lender) shall have any obligation to make any Loan under this Agreement and no Issuing Bank shall have any obligation to issue any Letter of Credit under this Agreement, unless and until each of the following conditions precedent shall have been satisfied (or waived in accordance with Section 9.02):

(a)        The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement, the Reaffirmation Agreement and any Notes to be executed on the Restatement Effective Date, each signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement and such other documents.

(b)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower and each Subsidiary Loan

Party, the authorization of the Transactions by the Borrower and each Subsidiary Loan Party, the incumbency of each person signing any Loan Document on behalf of the Borrower or any Subsidiary Loan Party and any other legal matters relating to the Borrower and the Subsidiary Loan Parties, the Credit Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c)        The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the chief executive officer or the chief financial officer of the Borrower, confirming that, after giving effect to the provisions hereof (i) the representations and warranties of the Borrower set forth in this Agreement are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the Restatement Effective Date and (ii) no Default has occurred and is continuing on the Restatement Effective Date.

(d)        The Administrative Agent shall have received a Compliance Certificate signed by a Financial Officer of the Borrower setting forth pro forma compliance with the financial covenants set forth in Sections 6.12 and 6.13.

(e)        The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Engagement Letter, the Fee Letter or the Loan Documents.

(f)        The Lenders shall have received the financial statements, opinions and certificates referred to in Section 3.04.

(g)        The Administrative Agent shall have received the annual financial projections for the Borrower and its consolidated Subsidiaries for the years 2018 through 2022, including a balance sheet statement of operations and cash flow (including the assumptions used in preparing such projections), in form and substance reasonably acceptable to the Administrative Agent.

(h)        The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i)         The Collateral and Guarantee Requirement shall have been satisfied.  The Administrative Agent shall have received a completed Perfection Certificate, dated the Restatement Effective Date and signed by an executive officer or a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Restatement Effective Date will be, released.

(j)         The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.

(k)        The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Restatement Effective Date) of each of (i) Drinker Biddle & Reath LLP, counsel for the Borrower, (ii) if requested by the Administrative Agent, local counsel for the Borrower in each jurisdiction in which any Subsidiary Loan Party is organized, and the laws of which are not covered by the opinion letter referred to in clause (i) above, and (iii) to the extent requested by the Administrative Agent, foreign counsel for the Borrower and/or, to the extent requested by the Administrative Agent and customary in such jurisdiction, the Administrative Agent in each foreign jurisdiction in which Pledged Collateral (as defined in the Collateral Agreement) is located, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(l)         The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the chief executive officer or the chief financial officer of the Borrower, confirming compliance with the conditions set forth in the first sentence of paragraph (i) of this Section and in paragraphs (a) and (b) of Section 4.02.

(m)       All (i) “Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement as of the Restatement Effective Date of the Departing Lenders, including any accrued interest and fees thereon, and all other amounts owed to the Departing Lenders under the Existing Credit Agreement and (ii) all Term Loans (as defined in the Existing Credit Agreement) and accrued interest thereon, shall have been paid in full, it being understood that such payments may be made from proceeds of Loans hereunder on the Restatement Effective Date.

(n)        The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the chief financial officer of the Borrower, as to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions occurring on the Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

(o)        The Administrative Agent shall have received a certificate dated the Restatement Effective Date and signed by the chief executive officer or the chief financial officer of the Borrower either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the other Loan Parties and the validity against the Borrower and the other Loan Parties of the Loan Documents to which they are a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)        The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b)        At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a) or 2.05(b).

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with the Lenders, the Issuing Banks and the Administrative Agent that until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent, for distribution to the Lenders:

(a)        no later than March 31 of each fiscal year of the Borrower (or, if the Borrower is subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for the immediately preceding fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form but not any other extension that is granted), its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity, comprehensive income and cash flows as of the end of and for the immediately preceding fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of KPMG LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in a form reasonably satisfactory to the Administrative Agent;

(b)        within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if the Borrower is subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form but not any other extension that is granted), its consolidated balance sheet and related consolidated statements of operations, stockholders’ equity, comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in a form reasonably satisfactory to the Administrative Agent;

(c)        [Intentionally Omitted];

(d)        concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, (iii) setting forth a list of Investments made in such period in reliance on Section 6.04(o)-(p) as well as a list of the aggregate amount of all Investments made in reliance on such Sections outstanding on the last day of the period covered by such Compliance Certificate, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate, and (v) certifying that all notices required to be provided under Sections 5.02, 5.03 and 5.04 have been provided;

(e)        concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that audited such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default and, in the case it shall have obtained knowledge of any Default, specifying the details thereof (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)        no later than March 31 of each fiscal year of the Borrower, a certificate of a Financial Officer or other executive officer of the Borrower setting forth (i) all Equity Interests owned by any Loan Party, (ii) all Intellectual Property owned by any Loan Party and (iii) all commercial tort claims in respect of which a complaint or a counterclaim has been filed by any Loan Party and that, in each case, (A) if so owned or filed by a Loan Party as of the Restatement Effective Date would have been required to be set forth on the applicable schedule to the Collateral Agreement pursuant to the terms of such agreement and (B) have not been set forth on such schedule or on a certificate previously delivered pursuant to this clause (f);

(g)        within 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the next two succeeding fiscal years (including a projected consolidated balance sheet and related projected statements of operations and cash flows as of the end of and for each such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any significant revisions to such budget;

(h)        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(i)         promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(j)         promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(k)        promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request, including consolidating financial information.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on Syndtrak or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.  In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of the Borrower.

Notwithstanding anything to the contrary contained herein, if the due date by which any report, document or other information required to be furnished by the Borrower to the Administrative Agent pursuant to this Section 5.01 falls on a date that is not a Business Day, such due date will be the immediately following Business Day.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent, for distribution to the Lenders, prompt written notice of the following:

(a)        the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount of $5,000,000 or more;

(d)        the occurrence of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking or expropriation of any material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding; and

(e)        any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Additional Subsidiaries.  If any Subsidiary is formed or acquired after the Restatement Effective Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Domestic Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

SECTION 5.04.  Information Regarding Collateral; Deposit and Securities Accounts.  (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the Laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  The Borrower agrees to promptly provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph.  The Borrower agrees not to effect or permit any change referred to in the first sentence of this paragraph unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)        The Borrower will furnish to the Administrative Agent prompt written notice of the acquisition by any Loan Party of any material assets after the Restatement Effective Date, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(c)        The Borrower will promptly notify the Administrative Agent of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.

SECTION 5.05.  Existence; Conduct of Business.  (a) The Borrower and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except, other than in the case of the legal existence of the Borrower, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

(b)        The Borrower and each Subsidiary will take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property necessary to the conduct of their business as currently conducted, and proposed to be conducted, including (i) protecting the secrecy and confidentiality of the Borrower’s and the Subsidiaries’ confidential information and trade secrets by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that no trade secrets of the Borrower or the Subsidiaries shall fall or have fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Borrower or the Subsidiaries by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Payment of Obligations.  The Borrower and each Subsidiary will pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07.  Maintenance of Properties.  The Borrower and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08.  Insurance.  The Borrower and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  Each such policy of liability, casualty or business interruption insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty or business interruption insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  The Borrower and each Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable Law are made of all dealings and transactions in relation to its business and activities.  The Borrower and each Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that unless an Event of Default shall have occurred and be continuing,  (i) no more than two such visits and inspections may be made during any calendar year and (ii) each such visit and inspection shall be made upon at least three Business Days’ prior notice to the Borrower or such Subsidiary.

SECTION 5.10.  Compliance with Laws.  The Borrower and each Subsidiary will comply with (i) all Laws, including all orders of any Governmental Authority, applicable to it or its property (including any applicable Environmental Laws) and (ii) all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds and Letters of Credit.  (a)  The proceeds of the Revolving Loans will be used solely for (i) the payment of the costs and expenses associated with the Transactions (ii) the payment on the Restatement Effective Date of the “Term Loans” (as defined in the Existing Credit Agreement), the obligations owed to the Departing Lenders under the Existing Credit Agreement and any other loans or obligations owed under the Existing Credit Agreement, if any, that are being paid on the Restatement Effective Date, and (iii) working capital and other general corporate purposes of the Borrower and the Subsidiaries.

(b)        The proceeds of Swingline Loans will be used solely for working capital and other general corporate purposes of the Borrower and the Subsidiaries.  Letters of Credit will be issued only to support obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business.

SECTION 5.12.  Further Assurances.  The Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), that may be required under any applicable Law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with the Lenders that during the period commencing on the Restatement Effective Date and until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed:

SECTION 6.01.  Indebtedness; Certain Equity Securities.  (a) Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i)         Indebtedness created under the Loan Documents;

(ii)       Indebtedness existing on the Restatement Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii)      Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Subsidiary, (B) any such Indebtedness owing by any Loan Party shall be subordinated to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (C) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement and (D) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;

(iv)       Guarantees incurred in compliance with Section 6.04;

(v)        Indebtedness of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction and improvement of any fixed or capital assets, including Capital Lease Obligations; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $25,000,000 at any time outstanding;

(vi)       Indebtedness of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction and improvement of any real property, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition and the principal amount of such Indebtedness does not exceed the cost of acquiring such real property or (B) assumed in connection with the acquisition of any real property, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $25,000,000 at any time outstanding;

(vii)     Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by the Borrower or any Subsidiary in connection with an acquisition of assets by the Borrower or such Subsidiary in a Permitted Acquisition, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) that is secured or is owing by any Subsidiary that is not a Loan Party shall not exceed $10,000,000 at any time outstanding;

(viii)    Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(ix)       obligations under bonds securing the performance of bids, tenders, contracts or leases incurred in the ordinary course of business;

(x)        endorsement of instruments and other payment items for deposit; and

(xi)       other Indebtedness in an aggregate principal amount not exceeding $175,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness permitted by this clause (xi) that (A) is secured, (B) is owing by any Subsidiary that is not a Loan Party or (C) in the case of any such Indebtedness of the type referred to in clause (a) or (b) of the definition of the term “Indebtedness”, has the stated final maturity that is, or upon nonsatisfaction of certain conditions could be, earlier than the date 90 days after the latest Revolving Maturity Date in effect on the date of incurrence of such Indebtedness, shall not exceed $35,000,000 at any time outstanding.

(b)        Neither the Borrower nor any Subsidiary will issue or permit to exist any Disqualified Equity Interests.

SECTION 6.02.  Liens.  Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)        Liens created under the Loan Documents;

(b)        Permitted Encumbrances;

(c)        any Lien on any asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(d)        any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien secures only Indebtedness permitted by clause (vii) of Section 6.01(a) and obligations relating thereto not constituting Indebtedness, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (iv) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(e)        Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by clause (v) of Section 6.01(a) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Subsidiary; provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f)        Liens on real property acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by clause (vi) of Section 6.01(a) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other property of the Borrower or any Subsidiary;

(g)        in connection with the sale or transfer of all the Equity Interests in a Subsidiary in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h)        in the case of any Subsidiary that is not a wholly owned Subsidiary, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(i)         any Lien on assets of any Foreign Subsidiary; provided that (i) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of the Borrower or any Domestic Subsidiary and (ii) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;

(j)         Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder; and

(k)        other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

SECTION 6.03.  Fundamental Changes; Business Activities.  (a) Neither the Borrower nor any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Subsidiary may merge into or consolidate with any Person in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04.

(b)        Neither the Borrower nor any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Restatement Effective Date and businesses reasonably related thereto.

(c)        Except as set forth on Schedule 3.12, the Borrower will not permit any Person other than the Borrower, or one or more of the Domestic Subsidiaries, to own any Equity Interests in any Subsidiary that is incorporated or organized under the Laws of the United States of America, any State thereof or the District of Columbia (other than any such Subsidiary acquired after the Restatement Effective Date).

(d)        The Borrower will not permit any Subsidiary other than any Subsidiary Loan Party or any Material Foreign IP Subsidiary to own any patent, trademark, copyright or other intellectual property that, individually or in the aggregate, is material to the business of the Borrower and the Subsidiaries, provided that, in the case of any such patent, trademark, copyright or other intellectual property that is acquired in a Permitted Acquisition after the Restatement Effective Date, the Borrower will not be required to comply with the requirements of this paragraph (i) until the 30th day following the date of the acquisition thereof or (ii) if and for so long as compliance with the requirements of this paragraph shall result, in the reasonable determination of a Financial Officer of the Borrower, in adverse tax consequences to the Borrower and the Subsidiaries that are material in relation to the aggregate consideration (including, in each case, Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout and similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) paid for such Permitted Acquisition (it being understood that nothing in this paragraph shall be deemed to limit the covenants of the Borrower under the final paragraph of Section 6.05).

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  Neither the Borrower nor any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of the Borrower and the Subsidiaries, taken as a whole, except:

(a)        Permitted Investments;

(b)        Investments (i) existing on the date hereof (but not any additions thereto (including any capital contributions) made after the date hereof) or (ii) contemplated to be made pursuant to contractual obligations existing on the date hereof and, in the case of clauses (i) and (ii) above, set forth on Schedule 6.04;

(c)        investments by the Borrower and the Subsidiaries in Equity Interests in their subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed $20,000,000 at any time outstanding;

(d)        loans or advances made by the Borrower or any Subsidiary to the Borrower or any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by clause (iii) of Section 6.01(a) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e)        Guarantees by the Borrower or any Subsidiary of Indebtedness or other obligations of the Borrower or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party and (ii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f)        to the extent constituting Investments, customer indemnification and warranty obligations arising under software license agreements, in each case in the ordinary course of business and consistent with past practices;

(g)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)        Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(i)         Investments by the Borrower or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(j)         Investments in the form of Hedging Agreements permitted under Section 6.07;

(k)        (i) payroll, travel and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business and (ii) with respect to any funds representing deferred compensation of any director or employee of the Borrower or any Subsidiary, any portfolio of investments approved by the board of directors of the Borrower configured to provide investment performance that simulates that which is invested by participants in the Borrower’s Nonqualified Deferred Compensation Plan, provided that such portfolio of investments shall not exceed the obligations of such plan;

(l)         loans or advances to directors and employees of the Borrower or any Subsidiary made in the ordinary course of business; provided that (i) the aggregate amount of such loans and advances outstanding at any time shall not exceed $1,000,000 and (ii) the proceeds of any such loans or advances shall not be used to purchase Equity Interests in the Borrower;

(m)       any Permitted Acquisitions for aggregate consideration not exceeding $35,000,000 (including, in each case, Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including, obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration) in the aggregate in any fiscal year of the Borrower;

(n)        any Permitted Acquisition; provided that at the time of, and immediately after giving effect to, such Permitted Acquisition, the Net Leverage Ratio, calculated at the end of the last fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) and (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)), both on an actual basis and on a pro forma basis in accordance with Section 1.04(b), shall not exceed the Maximum Permitted Net Leverage Ratio then in effect minus 0.50 to 1.00; provided further that, with respect to each such Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in the definition of the term “Permitted Acquisition” and in this clause (n) have been satisfied with respect to such Permitted Acquisition, together with reasonably detailed calculations in support thereof;

(o)        Investments that constitute Minority Investments in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Borrower (such amount for any fiscal year being referred to as the “Permitted Minority Investment Amount”), provided that (i) commencing with the fiscal year ending on December 31, 2018, the portion of the Permitted Minority Investment Amount for any fiscal year that has not been used to make Minority Investments during such fiscal year may be carried over for use in any subsequent fiscal year, (ii) the aggregate amount of all Minority Investments made in reliance on this clause (o) shall not exceed $50,000,000 at any time outstanding and (iii) at the time of, and immediately after giving effect to, any such Investment (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) without limiting clause (x) immediately above, the Borrower is in compliance (calculated at the end of the last fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) and (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)), both on an actual basis and on a pro forma basis in accordance with Section 1.04(b)) with the financial covenants contained in Sections 6.12 and 6.13;

(p)        loans or advances made by the Borrower or any Subsidiary to its directors and senior executive officers for the sole purpose of purchasing Equity Interests in the Borrower; provided that (i) at the time of, and immediately after giving effect to, any such loans or advances (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) without limiting clause (x) immediately above, the Borrower is in compliance (calculated at the end of the last fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) and (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)), both on an actual basis and on a pro forma basis in accordance with Section 1.04(b)) with the financial covenants contained in Sections 6.12 and 6.13 and (ii) the aggregate amount of all Investments made in reliance on this clause (p) shall not exceed $25,000,000 at any time outstanding; and

(q)        other Investments (excluding (i) Minority Investments, which may only be made after the Restatement Effective Date to the extent permitted under clause (o) above, and (ii) loans or advances by the Borrower or any Subsidiary to its directors and senior executive officers for the purpose of purchasing Equity Interests in the Borrower, which may only be made after the Restatement Effective Date to the extent permitted under clause (p) above); provided that, at the time each such Investment is purchased, made or otherwise acquired, (A) no Default shall have occurred and be continuing or would result therefrom, (B) the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 at the end of the last fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)), both on an actual basis and on a pro forma basis in accordance with Section 1.04(b) and (C) the aggregate amount of all Investments made in reliance on this clause (q) shall not exceed $10,000,000 at any time outstanding.

SECTION 6.05.  Asset Sales.  Neither the Borrower nor any Subsidiary will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Borrower or any Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable Law), except:

(a)        sales, transfers, leases and other dispositions of inventory or used or surplus equipment in the ordinary course of business or of cash and Permitted Investments;

(b)        grants of outbound term or perpetual licenses of patents, trademarks, copyrights or other intellectual property in the ordinary course of business that are non-exclusive;

(c)        the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or failure to maintain in any material respect the integrity and security of the software used in the business of the Borrower or any Subsidiary, except in each case to the extent any such abandonment, cancellation, non-renewal, discontinuance or failure, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(d)        sales, transfers, leases and other dispositions to the Borrower or any Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09; and

(e)        sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause shall not exceed $20,000,000 during any fiscal year of the Borrower, (ii) all sales, transfers, leases and other dispositions made in reliance on this clause shall be made for fair value and at least 90% cash consideration, and (iii) at the time of such sale, transfer, lease or other disposition, no Default shall have occurred and be continuing.

Notwithstanding the foregoing, (i) no such sale or transfer of any Equity Interests in any Subsidiary shall be permitted unless (A) such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries and (B) immediately after giving effect to such transaction, the Borrower and the Subsidiaries shall otherwise be in compliance with Section 6.04, (ii) neither the Borrower nor any Subsidiary shall enter into any exclusive license of any patent, trademark, copyright or other intellectual property that, individually or in the aggregate with all other such licensed items of intellectual property, is material to the business of the Borrower and the Subsidiaries and (iii) neither the Borrower nor any Domestic Subsidiary shall sell, transfer, lease or otherwise dispose of (other than pursuant to non-exclusive licenses held by any Foreign Subsidiary, including licenses under the Technology License Agreement) to any Foreign Subsidiary any patent, trademark, copyright or other intellectual property that, individually or in the aggregate with all other such disposed items of intellectual property, is material to the business of the Borrower and the Subsidiaries (or to the business of the Borrower and the Domestic Subsidiaries).

SECTION 6.06.  Sale/Leaseback Transactions.  Neither the Borrower nor any Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.02.

SECTION 6.07.  Hedging Agreements.  Neither the Borrower nor any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary) and not for speculative purposes and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.

(a)        Neither the Borrower nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests that are not Disqualified Equity Interests;

(ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders of such Equity Interests;

(iii) the Borrower may repurchase Equity Interests upon the cashless exercise of stock options if such Equity Interests represent a portion of the exercise price of such options and applicable withholding Taxes;

(iv) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in the Borrower;

(v) so long as no Default shall have occurred and be continuing, the Borrower may purchase its common stock (A) upon the exercise of “Put Rights” by the holders of such common stock and (B) in the case of termination of any employee’s (other than any employee that is a Significant Equity Holder) employment with the Borrower or any Subsidiary (including as a result of death and disability of such employee), upon the exercise of “Continuing Repurchase Rights” or “Call Rights” by the Borrower with respect to shares of common stock held by such employee, in each case pursuant to and in accordance with the Stock Option Plan;

(vi) the Borrower may make Restricted Payments without limitation as to amount so long as (I) the Borrower satisfies each of the conditions described in clauses (I) and (II) of clause (vii) immediately below and (II) at the end the last fiscal quarter of the Borrower preceding the time that any such additional Restricted Payment is paid for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)), both on an actual basis and after giving pro forma effect to the payment of such additional Restricted Payment, the Net Leverage Ratio (calculated on a pro forma basis in accordance with Section 1.04(b)) shall be less than 3.00 to 1.00; and

(vii) the Borrower may make additional Restricted Payments not exceeding $35,000,000 in the aggregate in any fiscal year of the Borrower so long as (I) no Default shall have occurred and be continuing and (II) the Borrower is in compliance (calculated at the end of the last fiscal quarter of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a) and (b) (or, prior to the delivery of any such financial statements, at the end of the last fiscal quarter of the Borrower included in the financial statements referred to in Section 3.04(a)), both on an actual basis and on a pro forma basis in accordance with Section 1.04(b)), with the financial covenants contained in Sections 6.12 and 6.13.

(b)        Neither the Borrower nor any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Indebtedness, except:

(i)         payments of or in respect of Indebtedness created under the Loan Documents;

(ii)       regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(iii)      refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iv)       payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder; and

(v)        payments of or in respect of Indebtedness made solely with Equity Interests in the Borrower (other than Disqualified Equity Interests).

SECTION 6.09.  Transactions with Affiliates.  Neither the Borrower nor any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, provided that any payments under the Executive Bonus Plan shall not be permitted under this clause (a) unless also permitted under clause (f) below, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests), and receipt by the Borrower of capital contributions, (e) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary entered in the ordinary course of business, (f) bonus payments pursuant to and in accordance with the Executive Bonus Plan, provided that no Default shall have occurred and be continuing or would result therefrom, (g) loans and advances permitted under clauses (k), (l) and (p) of Section 6.04 and (h) licenses and other transactions pursuant to the Technology License Agreement and the Cost Sharing Agreement.

SECTION 6.10.  Restrictive Agreements.  Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Domestic Subsidiary or to Guarantee Indebtedness of the Borrower or any Domestic Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by Law or by any Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (C) in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (v), (vi), (vii), (viii) or (xi) of Section 6.01(a) if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder, or (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by clause (vii) of Section 6.01(a) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary, and (C) restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Subsidiaries permitted under Section 6.01(a), provided that such restrictions and conditions apply only to Foreign Subsidiaries.  Nothing in this Section shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

SECTION 6.11.  Amendment of Material Documents; Technology License Agreements; Etc.  (a) Neither the Borrower nor any Subsidiary will amend, modify or waive any of its rights under (i) its certificate of incorporation, bylaws or other organizational documents to the extent that such amendment, modification or waiver shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower), or (ii) the Technology License Agreement or the Cost Sharing Agreement, in each case under this clause (ii) to the extent such amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect.

(b)        The Borrower shall not permit the licensee under the Technology License Agreement or the counterparty to the Cost Sharing Agreement, or the licensee or counterparty to any similar technology license or cost sharing agreement (including any replacement or extension of the Technology License Agreement or the Cost Sharing Agreement, as the case may be) entered into by the Borrower or any Subsidiary, to be any Person other than the Borrower or a wholly owned Subsidiary.

SECTION 6.12.  Net Leverage Ratio.  The Borrower will not permit the Net Leverage Ratio to exceed 3.50 to 1.00 determined as at the end of each fiscal quarter; provided however, the Loan Parties shall have the right, exercisable not more than two (2) times during the term of this Agreement by giving written notice to the Administrative Agent, to increase the maximum Net Leverage Ratio permitted hereunder to 4.00 to 1.0, calculated as of the end of each fiscal quarter during the twelve month period commencing on the date immediately preceding the date of a Material Acquisition.

SECTION 6.13.  Minimum Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio to be less than 3.00 to 1.00 determined as at the end of each fiscal quarter.

SECTION 6.14.  [Intentionally Omitted].

SECTION 6.15.  Fiscal Year.  The Borrower will not, and the Borrower will not permit any other Loan Party to, change its fiscal year to end on a date other than December 31.

SECTION 6.16.  Anti-Money Laundering/International Trade Law Compliance.  (a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use any part of the proceeds of the Loans or any Letter of Credit to fund any operation in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws, and (e) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

SECTION 6.17.  Anti-Corruption. The Borrower shall not permit any part of the proceeds of the Loans or any Letter of Credit to be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.  The Borrower shall maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with the FCPA and any other applicable anti-corruption laws.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)        the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)        any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been false or misleading in any material respect (or, in the case of any such representation or warranty qualified as to the materiality, in any respect) as of the time it was made or furnished;

(d)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.05(a) (with respect to the existence of the Borrower), 5.05(b) or 5.11 or in Article VI;

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent or any Lender to the Borrower (with a copy to the Administrative Agent in the case of any such notice from a Lender) and (ii) a Financial Officer or any other senior officer of the Borrower becoming aware of such failure;

(f)        the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)         the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clause (iv) of Section 6.03(a)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) the board of directors (or similar governing body) of the Borrower or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this clause (i) or in clause (h) of this Article;

(j)         the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)        one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, so long as, in the opinion of the Required Lenders, such insurer is financially sound), shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)         one or more judgments for injunctive relief shall be rendered against the Borrower, any Subsidiary or any combination thereof that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m)       one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n)        any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement;

(o)        any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a

Subsidiary or upon the termination of such Loan Document in accordance with its terms; or

(p)        on or after the Restatement Effective Date, a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints (and each other Secured Party, whether or not a party hereto, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, will be deemed to hereby appoint) the entity named as Administrative Agent in the heading of this Agreement to serve as administrative agent and collateral agent under the Loan Documents, and authorizes (and each other Secured Party, whether or not a party hereto, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, will be deemed to hereby authorize) the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the Laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants (and each other Secured Party, whether or not a party hereto, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, will be deemed to hereby grant) to the Administrative Agent any required powers of attorney to execute any Security Document governed by the Laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received written notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation (so long as no Event of Default has occurred and is continuing) with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a financial institution or an Affiliate of a financial institution.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Article VIII.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or other Secured Party (which terms include, for purposes of this Article VIII, any Issuing Bank) an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender or other Secured Party by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or any other Secured Party because the appropriate form was not delivered or was not properly executed or because such Lender or other Secured Party failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender or other Secured Party, as the case may be, shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Restatement Effective Date, or delivering its signature page to an Assignment and Assumption or an Incremental Facility Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Restatement Effective Date.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

Notwithstanding anything herein to the contrary, neither any Arranger nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)         if to the Borrower, to it at 685 Stockton Drive, Exton, PA 19341, Attention of Chief Financial Officer (Tel. No. (610) 458-5000; Fax No. (610) 458-3025), with a copy to the General Counsel (Tel. No. (610) 458-5000; Fax No. (610) 458-3181);

(ii)       if to the Administrative Agent, to PNC Bank, National Association, 1000 Westlakes Drive, Suite 300, Berwyn, PA 19312, Attention of Domenic D’Ginto (Tel. No. (610) 699-5548; Fax No. (610) 725-5799), with a copy to PNC Bank, National Association, Agency Services, Mail Stop: P7-PFSC-04-I, PNC Firstside Center, 500 First Avenue, 4th Floor, Pittsburgh, PA 15219, Attention of Agency Services (Tel. No. (412) 762-6442; Fax No. (412) 762-8672);

(iii)      if to any Issuing Bank, to it at its address (or telephone number or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or telephone number or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv)       if to the Swingline Lender, to PNC Bank, National Association, 1000 Westlakes Drive, Suite 300, Berwyn, PA 19312, Attention of Domenic D’Ginto (Tel. No. (610) 699-5548; Fax No. (610) 725-5799), with a copy to PNC Bank, National Association, Agency Services, Mail Stop: P7-PFSC-04-I, PNC Firstside Center, 500 First Avenue, 4th Floor, Pittsburgh, PA 15219, Attention of Agency Services (Tel. No. (412) 762-6442; Fax No. (412) 762-8672); and

(v)        if to any other Lender, to it at its address (or telephone number or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.  Notices delivered through electronic communications to the extent provided in Section 9.01(b) shall be effective as provided in such Section.  Notwithstanding the foregoing, notice by the Administrative Agent and/or the Lenders of the existence of a Default or Event of Default shall not be effective if only sent by fax.

(b)        Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)        Except as provided in Sections 2.14(b), 2.21 and 2.22 and in the Collateral Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(d) or any change in the definition, or in any components thereof, of the term “Net Leverage Ratio”), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone the scheduled maturity date of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Section 2.18(b), 2.18(c) or clause SECOND of Section 5.02 of the Collateral Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans), (F) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in Section 9.14 or the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (H) amend the definition of Optional Currency or Section 2.23(e) without the written consent of the Administrative Agent, the Swingline Lender and each Issuing Bank and (I) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, no consent of any Defaulting Lender shall be required with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document, except with respect to those referred to in clauses (B), (C) and (D) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, PNC Capital Markets LLC (as an Arranger) and their Affiliates, including the reasonable fees, charges and disbursements of counsel for any of the foregoing, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter and the Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, the Syndication Agent, the Documentation Agent, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, the Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, the Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, the Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)        To the extent that the Borrower shall fail to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time (or most recently outstanding and in effect).

(d)        To the extent permitted by applicable Law, the Borrower shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)        All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, any Arranger, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Loans of any Class) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)       the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, and (2) if an Event of Default has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)       the Administrative Agent;

(C)       each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure; and

(D)       the Swingline Lender, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).

(iv)       The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c)        (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such  Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agent, the Documentation Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f).  The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment advices submitted by them (but do not supersede any provisions of the Engagement Letter or the Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the

Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document.  The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.  Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the applicable Issuing Bank, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

(b)        THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN PHILADELPHIA COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT

OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COMMONWEALTH OF PENNSYLVANIA COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK (OR ANY AFFILIATE THEREOF) MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.09(b) ABOVE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(d)        EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or its or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  Release of Liens and Guarantees.  (a)  A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to the Borrower or any Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.

(b)        The Guarantees made in the Collateral Agreement and the security interests granted in the Collateral Agreement shall terminate and be released to the extent provided in, and subject to the terms of, Section 7.12(a) of the Collateral Agreement.

(c)        In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16.  No Fiduciary Relationship.  The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection herewith or therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(1)        a reduction in full or in part or cancellation of any such liability;

(2)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BENTLEY SYSTEMS, INCORPORATED,

by

/s/ David Hollister
Name: David Hollister
Title: Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent,

by

/s/ Domenic D’Ginto
Name: Domenic D’Ginto
Title: Senior Vice President

[Signature Pages of Lenders on file with the Administrative Agent]

Schedule 2.01

Commitments

Lender	Revolving Commitment
PNC Bank, National Association	$100,000,000
Citizens Bank, N.A.	$ 75,000,000
Wells Fargo Capital Finance, LLC	$ 75,000,000
Bank of America, N.A.	$ 60,000,000
TD Bank, N.A.	$ 60,000,000
HSBC Bank USA, N.A.	$ 50,000,000
JPMorgan Chase Bank, N.A.	$ 30,000,000
Manufacturers and Traders Trust Company	$ 25,000,000
Wilmington Savings Fund Society, FSB	$ 25,000,000
Total	$500,000,000.00